                                                Filed pursuant to Rule 424(b)(4)
                                                Registration No. 333-33129



                             [BARRINGER TECH LOGO]
                                2,000,000 SHARES

                                  COMMON STOCK

     All of the 2,000,000 shares of Common Stock offered hereby are being offered by Barringer Technologies Inc. ("Barringer" or the "Company"). On March 30, 1998, the last sale price of the Common Stock as reported on the Nasdaq National Market was $12 3/8 per share. See "Price Range of Common Stock." As of the date of this Prospectus, the Common Stock is traded on the Nasdaq National Market under the symbol "BARR."

                             ----------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                                       UNDERWRITING
                                                    PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                                     PUBLIC           COMMISSIONS(1)         COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share....................................        $12.00               $0.72                $11.28
------------------------------------------------------------------------------------------------------------
Total(3).....................................     $24,000,000           $1,440,000          $22,560,000
============================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated offering expenses of $500,000, payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $27,600,000, $1,656,000 and $25,944,000, respectively. See "Underwriting."
                             ----------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco, California, on or about April 3, 1998.

BANCAMERICA ROBERTSON STEPHENS                     PACIFIC GROWTH EQUITIES, INC.

                 The date of this Prospectus is March 30, 1998

                                 Graphic Description
                                 Front Inside Cover

Photo 1 is a map of the world showing the number of IONSCANS installed on each continent under the heading "BARRINGER IONSCAN(R) THE WORLD LEADER IN TRACE DETECTION*"

Photo 2 is a photograph of an operator in training utilizing the Company's
        CD-ROM training software. The caption reads as follows: "To enhance the efficiency of IONSCAN(R) use, Barringer has developed a computer-based multimedia training package for operators. This CD-ROM software provides training for operators in the key elements of trace detection methods and IONSCAN(R) functions.



Photo 3 is a photograph of an airport security agent inspecting passenger luggage with an IONSCAN(R). The caption reads as follows: "The IONSCAN(R) Model 400 provides drug and explosive detection capability. In order to enhance passenger safety and security, a guard examines a carry-on item for traces of explosives at an airport screening station."

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING (THE "OFFERING") OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ----------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Forward-Looking Statements..................................     6
Risk Factors................................................     6
Use of Proceeds.............................................    13
Price Range of Common Stock.................................    13
Dividend Policy.............................................    13
Capitalization..............................................    14
Selected Consolidated Financial Data........................    15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    16
Business....................................................    23
Management..................................................    33
Certain Transactions........................................    40
Principal Stockholders......................................    42
Description of Capital Stock................................    45
Shares Eligible for Future Sale.............................    49
Underwriting................................................    50
Legal Matters...............................................    52
Experts.....................................................    52
Additional Information......................................    52
Index to Consolidated Financial Statements..................   F-1

                             ----------------------

     "IONSCAN(R)" is a registered trademark and "GAMMATRACE(TM)" is a trademark of the Company.

     The Company was founded in September 1967. The Company's headquarters are located at 219 South Street, Murray Hill, New Jersey 07974 and its telephone number is (908) 665-8200.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by its independent certified public accountants and intends to make available to such stockholders quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.
                             ----------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR THE PRICE OF THE COMPANY'S COMMON STOCK PURCHASE WARRANTS ("WARRANTS"), INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OR THE WARRANTS ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors."

                                  THE COMPANY

     Barringer Technologies Inc. ("Barringer" or the "Company") is the world's leading manufacturer (based on units sold) of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives and illegal drugs. The Company designs and produces products that employ a proprietary application of ion mobility spectrometry ("IMS") technology that can detect and identify targeted compounds in amounts smaller than one-billionth of a gram in approximately six seconds. The Company's objective is to leverage its position as the world's leading provider of trace detection systems in its core markets and to become a leading supplier of other advanced technology security solutions. The Company intends to achieve this objective by further penetrating its existing markets, leveraging its IMS technology for new applications, pursuing strategic relationships and acquisitions and expanding its sales and marketing capabilities.

     The Company's current principal product, the IONSCAN(R), is a portable desktop system used in explosives detection and drug interdiction applications. As of December 31, 1997, the Company had sold over 700 units (including 335 during 1997) in 39 countries. The Company's revenues have grown from $2.8 million for the year ended December 31, 1992 to $22.7 million for the year ended December 31, 1997, representing a compounded annual growth rate of 51.8% over the last five years.

     The markets for the Company's IONSCAN(R) currently include aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company's customers include the Federal Aviation Administration (the "FAA"), the U.S. Air Force, the U.S. Coast Guard, the U.S. Drug Enforcement Agency (the "DEA") and the Federal Bureau of Investigation (the "FBI"), as well as customs agencies in France, Canada, Australia and Japan and various prison facilities in the U.S. and elsewhere. The IONSCAN(R) is also installed at over 40 airports and transportation centers in countries throughout the world, including Gatwick Airport and Heathrow Airport in the United Kingdom, John F. Kennedy International Airport and Chicago O'Hare International Airport in the United States and Kuala Lumpur Airport in Malaysia, as well as the Eurotunnel. The Company believes that its principal competitive advantages are the detection capability, reliability, versatility, cost effectiveness, ease of use and portability of the IONSCAN(R). These advantages enable the IONSCAN(R) to be used both in lieu of and in conjunction with bulk imaging technologies, such as enhanced x-ray and computer aided tomography ("CATSCAN").

     The Company believes that many of the markets it serves are experiencing substantial growth, principally in reaction to heightened safety concerns caused by the threat of terrorism and growing public awareness of drug-related criminal activity. The Company believes that the deployment of advanced detection equipment, such as the IONSCAN(R), will continue to increase as the acceptance of using such equipment to combat these concerns increases. In January 1998, the Company received a $5.4 million order from the FAA as part of the FAA's publicly announced intention to further deploy advanced detection technology at the nation's larger airports. In addition, during 1997, the Company sold a number of IONSCAN(R)s to the U.S. Air Force for use in securing certain U.S. Air Force bases in the U.S. and abroad. Also in 1997, the Company sold $2.5 million of IONSCAN(R)s to a correctional agency to assist in stemming the flow of illegal drugs to inmates.

     The Company markets its products through a direct sales organization comprised of 18 sales people located at its headquarters in New Jersey and at offices in Toronto, London, Paris and Kuala Lumpur. In addition, the Company utilizes a network of 45 independent sales and service representatives located in Europe, the Middle East, Africa, Asia, South America and Australia.

                                  THE OFFERING

Common Stock Offered.....................     2,000,000 shares

Common Stock to be Outstanding after the
Offering.................................     7,509,854 shares

Use of Proceeds..........................     To increase sales, marketing and
                                              customer support capabilities; to
                                              expand facilities; to pursue
                                              possible acquisitions of, or
                                              investments in, complementary
                                              businesses, products or
                                              technologies; and for general
                                              corporate purposes. See "Use of
                                              Proceeds."

Nasdaq National Market Symbol............     BARR

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                                               YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                     1993     1994      1995      1996      1997
                                                    ------   -------   -------   -------   -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
  Revenues........................................  $7,770   $ 5,514   $ 6,374   $10,923   $22,689
  Gross profit....................................   3,840     1,414     2,773     5,560    13,681
  Operating income (loss).........................     541    (2,469)     (886)    1,596     4,995
  Income tax (provision) benefit..................     153       (75)       --       391       371
  Income (loss) from continuing operations........     593    (2,633)   (1,178)    2,059     5,754
  Net income (loss)...............................     595    (2,565)     (827)    2,059     5,754
  Preferred stock dividends.......................    (114)     (108)      (82)      (39)      (12)
  Net income (loss) attributable to common
     stockholders.................................     481    (2,673)     (909)    2,020     5,742
  Income (loss) per common share from continuing
     operations (diluted).........................  $ 0.20   $ (0.97)  $ (0.39)  $  0.46   $  0.92
  Net income (loss) per common share (diluted)....  $ 0.20   $ (0.95)  $ (0.28)  $  0.46   $  0.92
  Weighted average common shares outstanding
     (diluted)....................................   2,570     2,827     3,283     4,440     6,257

                                                                             DECEMBER 31, 1997
                                                                        ---------------------------
                                                                        ACTUAL      AS ADJUSTED(2)
                                                                        ------      --------------
                                                                                     (Unaudited)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...............................                        $19,664        $41,724
  Current assets................................                         24,037         46,097
  Total assets..................................                         25,608         47,668
  Current liabilities...........................                          4,373          4,373
  Long-term liabilities.........................                            121            121
  Stockholders' equity..........................                         21,114         43,174

----------------------
(1) Amounts for all periods ending prior to December 31, 1995 reflect Barringer Laboratories Inc. ("Labco") as a discontinued operation. The Company sold a portion of its equity interest in Labco in 1995 and the remainder of its interest in 1996. See "Certain Transactions--Sale of Subsidiary."

(2) Adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Capitalization."

     Unless otherwise indicated, all information herein has been adjusted to give effect to the one-for-four reverse split of the Common Stock effected on September 25, 1995 and assumes (i) no exercise of the Underwriters' over-allotment option, and (ii) no exercise or conversion of outstanding options, warrants and convertible securities which, as of February 1, 1998, were exercisable for or convertible into an aggregate of 1,594,936 shares of Common Stock.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements include, but are not limited to, the anticipated growth in the demand for the Company's products, the Company's opportunities to increase sales through, among other things, the development of new applications of and markets for the IONSCAN(R) technology, the development and marketability of new products, the probability of the Company's success in the sale of its products in current or future markets, the potential effect of government regulations and directives changing security requirements, the ability of the IONSCAN(R) to satisfy any certification protocol adopted by the FAA or any other government agency, the amount and timing of domestic and foreign government appropriations for the development and deployment of advanced detection technology, the Company's liquidity and capital requirements, the financial impact of possible acquisitions and the Company's anticipated use of proceeds.

     Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements contained herein. Important factors that could contribute to such differences are set forth below under "Risk Factors," including, but not limited to, "Dependence on Government Procurement Policies," "Dependence on Large Orders; Customer Concentrations," "Dependence on IONSCAN(R) and Market Acceptance," "Dependence on New Product Development; Technological Advancement," "Limited Proprietary Technology," "Fluctuations in Operating Results," "Competition," "Lengthy Sales Cycle," "International Business; Risk of Change in Foreign Regulations; Fluctuations in Exchange Rates," "Dependence on Limited Number of Suppliers," "Ability to Manage Rapid Growth" and "Risks Associated with Acquisition Strategy."

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company, its business and an investment in the Common Stock offered hereby.

DEPENDENCE ON GOVERNMENT PROCUREMENT POLICIES

     The Company's business is dependent upon purchases of IONSCAN(R)s by government agencies. Budgetary allocations for detection equipment are dependent, in part, upon government policies that fluctuate from time to time in response to political and other factors, including the public's perception of the threat of airline bombings and other terrorist acts. The Company expects that a substantial portion of current and anticipated purchases of advanced detection equipment will continue to be made by government agencies with appropriated funds. For instance, sales to the FAA constituted approximately 14.8% of the Company's revenues for the fiscal year ended December 31, 1997.

     A reduction of funding for security efforts or drug interdiction could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that funding for the purchase of such equipment will be continued or as to the level of such funding. A substantial amount of the funds appropriated to date have been and amounts appropriated in the future will continue to be used to purchase equipment utilizing other technologies, such as enhanced x-ray, CATSCAN and other bulk imaging technologies. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of trace particle detection equipment or as to the number of IONSCAN(R)s that will actually be purchased. In addition, there can be no assurance that the Company's products will meet any certification or other requirements that may be adopted by any government agencies. See "Business--Government Regulation."

DEPENDENCE ON LARGE ORDERS; CUSTOMER CONCENTRATIONS

     In any given fiscal year, the Company's revenues have principally consisted, and the Company believes will continue to consist, of large orders for multiple IONSCAN(R)s from a limited number of customers. While the number and identity of the Company's customers may vary from period to period, the Company is nevertheless dependent upon these multiple orders for a substantial portion of its revenues. There can be no assurance that the Company will obtain such multiple orders on a consistent basis. During the year ended December 31, 1997, approximately $8.3 million, or 36.7%, of the Company's revenues were generated from sales to the Company's three largest customers. During the year ended December 31, 1996, revenues from the Company's three largest customers were approximately $2.8 million, or 25.5%, of the Company's revenues. A significant portion of the Company's anticipated future revenues are expected to result from orders from the FAA. The Company's inability to obtain sufficient multiple orders or to expand its customer base could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON IONSCAN(R) AND MARKET ACCEPTANCE

     The Company derives substantially all of its revenues from the sale of IONSCAN(R)s. There can be no assurance that markets for the IONSCAN(R) or the Company's other current or future products will develop as the Company expects or that the Company will be able to capitalize on such market development. Similarly, there can be no assurance that any markets that do develop will be sustained. See "Business--Sales and Marketing."

DEPENDENCE ON NEW PRODUCT DEVELOPMENT; TECHNOLOGICAL ADVANCEMENT

     The Company's success is dependent upon its ability to continue to enhance the IONSCAN(R) and to develop or acquire new products and technologies that incorporate technological advances, keep pace with evolving industry standards and respond to changing customer requirements. If the Company is unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--Sales and Marketing" and "--Product Development."

     In addition, from time to time the Company or its present or potential competitors may introduce new products, capabilities or technologies that have the potential to replace, shorten the life spans of, or render obsolete the Company's existing products. There can be no assurance that the Company will be successful in convincing potential customers that the IONSCAN(R) is superior to such other systems or products, that new systems with comparable or greater performance, lower prices and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for the IONSCAN(R). Announcements of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products, as occurred in late 1994 when the Company introduced the Model 400 IONSCAN(R). See "Business--Competition." Such delays could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED PROPRIETARY TECHNOLOGY

     Certain of the technology used in the IONSCAN(R) is licensed by the Company from the Canadian government pursuant to a license agreement that expires in March 1999, subject to the Company's right to extend on a year-to-year basis through March 2009. While the Company holds patents relating to certain components, systems and techniques used in the IONSCAN(R) and while certain other elements of the IONSCAN(R) are protected by other intellectual property rights, the Company has no comprehensive patent or similar exclusive intellectual property right covering the IONSCAN(R) in its entirety. In addition, the basic IMS technology used by the Company is not proprietary and is available in the public domain. Accordingly, present and potential competitors could use such basic technology to duplicate the performance of the IONSCAN(R). See "Business--Competition" and "--Patents, Trademarks and Proprietary Rights."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused by customer requirements or the inability of customers to accept shipments; the timing of enhancements to the IONSCAN(R) by the Company or new products introduced by the Company or its competitors; changes in pricing policies by the Company, its competitors or suppliers, including possible decreases in average selling prices of the IONSCAN(R) in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the IONSCAN(R); the availability and cost of key components; the availability of manufacturing capacity; and fluctuations in general economic conditions. The Company also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, and may incur significant charges or expenses in connection with acquisitions and strategic relationships, all of which may have a material adverse effect on the Company's business, financial condition and results of operations. The Company's revenues in any period are substantially derived from sales of IONSCAN(R)s to a limited number of customers and such revenues are recognized upon shipment. As a result, variations in the number of orders or the timing of shipments may cause the Company's quarterly and annual operating results to vary substantially. See "--Dependence on Large Orders; Customer Concentrations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

     Moreover, government agencies and certain other customers expend unused budgeted funds at the end of their respective fiscal years, causing the Company's sales to be higher during such periods. Because the Company generally recognizes substantially all of the revenue from a sale upon shipment, and because the recognition of revenue from the sale of relatively few IONSCAN(R)s may substantially impact the Company's profitability during any period, the impact of these budgetary considerations on the delivery date of a relatively few units could significantly affect the Company's quarterly results and the predictability of such quarterly results.

COMPETITION

     The Company competes with other entities, including Intelligent Detection Systems Inc., Ion Track Instruments Inc. and Thermedics Detection Inc., a number of which have significantly greater financial, marketing and other resources than the Company. Principal competitive factors include selectivity (the ability of an instrument to identify the presence of a particular substance), sensitivity (the ability of an instrument to detect small amounts of a particular substance), false alarm rate, price, marketing, ease of use and speed of analysis. There can be no assurance that the Company will be able to continue to compete successfully with its competitors or be able to compete with new market entrants or in new markets that may develop.

     The Company competes for government expenditures with equipment manufacturers, such as InVision Technologies, Inc. and Vivid Technologies, Inc., utilizing other types of detection technologies, including enhanced x-ray, CATSCAN and other bulk imaging technologies, as well as with manufacturers of other IMS equipment and manufacturers using other trace particle detection technologies, such as gas chromatography and chemiluminescence.

     The Company also competes with the use of canines to locate the presence of explosives or drugs.

     As a result of recent government initiatives, the Company anticipates that additional technologies, including improved IMS technologies, will be developed and that new competitors will enter the Company's markets. The failure of the Company to develop improvements or otherwise successfully compete in its markets would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Government Procurement Policies" and "Business--Competition" and "--Product Development."

LENGTHY SALES CYCLE

     The Company's sales process is often protracted due to the lengthy approval processes that typically accompany government expenditures. Typically, six to 12 months may elapse between a new customer's initial evaluation of the IONSCAN(R) and the placement of an order. See "--Fluctuations in Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Quarterly Results of Operations" and "Business--Sales and Marketing."

INTERNATIONAL BUSINESS; RISK OF CHANGE IN FOREIGN REGULATIONS; FLUCTUATIONS IN EXCHANGE RATES

     The Company markets its products to customers outside of the U.S. and, accordingly, is exposed to the risks of international business operations, including unexpected changes in foreign and domestic regulatory requirements, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluations, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors and potentially negative tax consequences. International sales are subject to certain inherent risks including embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether, or to what extent, quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the U.S. or any other country. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     A portion of the Company's revenues and expenses are denominated in foreign currencies. Fluctuations in currency exchange rates could adversely affect the Company's profitability and could cause the Company's products to become relatively more expensive to customers in a particular country, leading to fewer sales or reduced selling prices in that country. As a result, the Company is exposed to a certain degree of exchange rate risk. The Company generally does not hedge its foreign exchange exposure. There can be no assurance that the Company will not experience material losses in the future as a result of currency fluctuations or that any such losses will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

DEPENDENCE ON LIMITED NUMBER OF SUPPLIERS

     Certain key components used in the Company's products have been designed by the Company, are manufactured pursuant to the Company's specifications and are currently purchased from only one or a limited number of suppliers. The Company currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, the Company does not maintain significant inventories of some necessary components. Recently, the Company has significantly increased its purchases of certain components to meet expected demand for the IONSCAN(R). As a result, in certain circumstances, the Company has had to enter into new supply relationships in order to satisfy its increased demand for components and may be required to do so in the future. If the Company's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Company would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue production of a component or withhold supply for any reason, the Company might be unable to acquire certain components from alternative sources, to find alternative third-party manufacturers or sub-assemblers, or to obtain sufficient quantities of certain components, which could result in delays or interruptions in product shipments, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing and Assembly."

ABILITY TO MANAGE RAPID GROWTH

     The Company has rapidly expanded its business operations as a result of increased demand for the IONSCAN(R), which has placed significant demands on the Company's manufacturing, management and working capital resources and operating, management and financial control systems. Failure to maintain needed resources or to enhance the Company's operating, management and financial control systems as and when necessary, or difficulties encountered during such enhancements, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future growth also will depend on its ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of the Company to increase its revenues sufficiently to compensate for increased expenses resulting from current or future expansion, or the Company's failure to otherwise adequately manage the growth of its business, would have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that the Company can sustain its recent rapid growth.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     An element of the Company's strategy is to review acquisition prospects that would complement the Company's existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. Although the Company has no present understandings, commitments or agreements with respect to any material acquisition of any business, products or technologies, the Company may make such acquisitions in the future. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses relating to goodwill and other intangible assets, and the incurrence of significant charges or expenses relating to any acquired business, any of which could materially and adversely affect the Company's business, financial condition and results of operations. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired businesses, products and technologies, diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company's management has limited experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to integrate successfully any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Other Products."

RETENTION OF AND DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend, in part, on its ability to retain the services of its key personnel, including management and scientific employees, who are and will continue to be instrumental in the development and management of the Company's business. Although the Company has entered into employment agreements with its Chief Executive Officer and certain of its other senior executives, the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company.

WARRANTY CLAIMS

     The Company generally provides a one-year parts and labor warranty on each IONSCAN(R), although from time to time the Company has provided extended warranties. Although the Company has not experienced significant warranty claims, there can be no assurance that such claims will not increase as the Company's sales and product offerings increase. Increased warranty claims could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT LIABILITY INSURANCE LIMITS

     The Company currently maintains product liability insurance in the amount of $10.0 million per occurrence. The Company's insurance policy covers certain claims and the cost of legal fees involved in the defense of such claims, which are either covered under the policy or alleged in such a manner so as to invoke the insurer's duty to defend the Company. The Company believes that, as it distributes more products into the marketplace and expands its product lines, its exposure to potential product liability claims and litigation may increase. There can be no assurance that the Company's current level of insurance will be sufficient to protect the business and assets of the Company from all claims, nor can any assurance be given that the Company will be able to maintain its existing coverage or obtain additional coverage at commercially reasonable rates. Product liability losses in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, 7,509,854 shares of Common Stock will be outstanding (7,809,854 shares, if the Underwriters' over-allotment option is exercised in full). All of the shares offered hereby will be freely tradable unless acquired by affiliates of the Company. The remaining 5,509,854 shares that will be outstanding upon completion of this Offering are freely tradable, subject to the lock-up described below. An additional 1,594,936 shares of Common Stock are issuable upon the exercise or conversion of outstanding stock options, warrants and convertible securities outstanding as of February 1, 1998, 1,438,686 of which have been registered for resale by the holders thereof and are, therefore, freely tradable and the balance of which are subject to registration rights pursuant to which the holders thereof can cause the Company to effect the registration of such shares for resale.

     The Company cannot predict the effect, if any, that sales of additional shares of Common Stock or the availability of shares for future sale will have on the market price of the Common Stock. Sales in the public market of substantial amounts of Common Stock (including shares issued upon the exercise or conversion of outstanding options, warrants and convertible securities), or the perception that such sales might occur, could adversely affect prevailing market prices for the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. The holders of an aggregate of 709,621 shares of Common Stock (including 534,550 shares issuable upon the exercise or conversion of outstanding options, warrants and convertible securities), have agreed with the Underwriters not to offer or sell, directly or indirectly, or otherwise reduce their risk in, any securities of the Company for a period of 90 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of BancAmerica Robertson Stephens. See "Shares Eligible For Future Sale."

UNALLOCATED PROCEEDS OF OFFERING

     A significant portion of the estimated net proceeds of this Offering has not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. See "Use of Proceeds."

VOLATILITY OF COMMON STOCK PRICE

     Prior to this Offering, there have been significant fluctuations in the trading price of the Common Stock. No assurance can be given that such volatility will not continue following the completion of this Offering. See "Price Range of Common Stock."

CERTAIN CHARTER PROVISIONS

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), contains provisions which require the favorable vote of the holders of not less than 80.0% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10.0% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

     The Board of Directors of the Company is empowered to issue shares of preferred stock without stockholder action. The existence of this "blank check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue additional shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law restricts certain persons from engaging in business combinations with the Company. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby (2,300,000 if the Underwriters' over-allotment option is exercised in full) will be $22.1 million ($25.4 million if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds to increase its sales, marketing and customer support capabilities, to expand its facilities, to pursue possible acquisitions of, or investments in, complementary businesses, products or technologies and for general corporate purposes. From time to time, the Company evaluates potential acquisitions of such businesses, products or technologies in the ordinary course of business. The Company has no present understandings, commitments or agreements with respect to any material acquisitions of, or investments in, any such businesses, products or technologies. See "Risk Factors--Risks Associated with Acquisition Strategy", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Other Products."

     Pending the foregoing uses, the Company intends to invest the net proceeds to the Company from this Offering in short-term, interest bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     Since November 12, 1996, the Common Stock has been included in the Nasdaq National Market under the symbol "BARR." Prior to that, the Common Stock was quoted in the Nasdaq SmallCap Market under the same symbol. The following table sets forth, for the periods indicated, the high and low bid quotations for the Common Stock as reported on the Nasdaq National Market or the Nasdaq SmallCap Market, as applicable. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                                              HIGH       LOW
                                                              -----      ----
Fiscal 1996
     First quarter..........................................   $  9/16  $  5/16
     Second quarter.........................................     4 3/16     7/16
     Third quarter..........................................    13 7/8     2 7/8
     Fourth quarter.........................................    10 5/8     6 5/8

Fiscal 1997
     First quarter..........................................   $10 3/4   $ 8 1/8
     Second quarter.........................................    15         9 3/8
     Third quarter..........................................    16        10 3/8
     Fourth quarter.........................................    14 3/8     8 3/4

Fiscal 1998
     First quarter (through March 30, 1998).................   $15 1/4   $11 5/8

     On March 30, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $12 3/8 per share. As of February 1, 1998, the Company had approximately 1,000 stockholders of record.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Board of Directors currently intends to retain future earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. The Company is prohibited from paying cash dividends on the Common Stock unless full cumulative dividends have been paid or set aside for payment on its Class A Convertible Preferred Stock and Class B Convertible Preferred Stock at an annual rate of $0.16 per share, which dividends, at the option of the Company, are payable in cash or shares of Common Stock. See "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1997, the actual capitalization of the Company and the capitalization of the Company as adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom.

                                                                   DECEMBER 31, 1997
                                                              ----------------------------
                                                                 ACTUAL       AS ADJUSTED
                                                              ------------    ------------
Stockholders' equity:
  Convertible Preferred Stock, $1.25 par value; 1,000,000
    shares authorized; none outstanding.....................  $         --    $         --
  Preferred Stock, $2.00 par value; 4,000,000 shares
    authorized: 270,000 shares designated Class A
    Convertible Preferred Stock; 45,146 shares outstanding
    less discount of $35,000................................        55,000          55,000
    730,000 shares designated as Class B Convertible
  Preferred Stock;
    22,500 shares outstanding...............................        45,000          45,000
  Common Stock, $0.01 par value; 20,000,000 shares
    authorized; 5,495,354 shares issued and outstanding,
    actual; 7,495,354 shares issued and outstanding, as
    adjusted(1).............................................        55,000          75,000
  Additional paid-in-capital................................    30,209,000      52,249,000
  Accumulated deficit.......................................    (8,780,000)     (8,780,000)
  Foreign currency translation..............................      (457,000)       (457,000)
  Less: Common Stock in treasury at cost, 31,000 shares.....       (13,000)        (13,000)
                                                              ------------    ------------
    Total stockholders' equity..............................    21,114,000      43,174,000
                                                              ------------    ------------
      Total capitalization..................................  $ 21,114,000    $ 43,174,000
                                                              ============    ============

----------------------
(1) Excludes 1,609,436 shares of Common Stock issuable upon exercise or conversion of options, warrants and convertible securities outstanding as of December 31, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth for the periods and at the dates indicated certain financial data that should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein. The statements of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from the consolidated financial statements of the Company that have been audited by BDO Seidman, LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The statements of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995 are derived from audited consolidated financial statements of the Company not otherwise contained herein.

                                                                   YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------
                                                       1993      1994       1995       1996       1997
                                                      ------    -------    -------    -------    -------
                                                            (In thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
  Revenues..........................................  $7,770    $ 5,514    $ 6,374    $10,923    $22,689
  Cost of revenues..................................   3,930      4,100      3,601      5,363      9,008
                                                      ------    -------    -------    -------    -------
    Gross profit....................................   3,840      1,414      2,773      5,560     13,681
                                                      ------    -------    -------    -------    -------
  Operating expenses:
    Selling, general and administrative.............   3,117      3,352      3,305      3,734      7,971
    Product development.............................     182        531        354        230        715
                                                      ------    -------    -------    -------    -------
      Total operating expenses......................   3,299      3,883      3,659      3,964      8,686
                                                      ------    -------    -------    -------    -------
  Operating income (loss)...........................     541     (2,469)      (886)     1,596      4,995
  Other (expense) income, net.......................    (101)       (89)      (292)        72        388
  Income tax (provision) benefit....................     153        (75)        --        391        371
                                                      ------    -------    -------    -------    -------
  Income (loss) from continuing operations..........     593     (2,633)    (1,178)     2,059      5,754
  Income from operation held for sale...............       2         68        351         --         --
                                                      ------    -------    -------    -------    -------
  Net income (loss).................................     595     (2,565)      (827)     2,059      5,754
  Preferred stock dividends.........................    (114)      (108)       (82)       (39)       (12)
                                                      ------    -------    -------    -------    -------
  Net income (loss) attributable to common
    stockholders....................................  $  481    $(2,673)   $  (909)   $ 2,020    $ 5,742
                                                      ======    =======    =======    =======    =======
  Income (loss) per common share from continuing
  operations (diluted)..............................  $ 0.20    $ (0.97)   $ (0.39)   $  0.46    $  0.92
                                                      ======    =======    =======    =======    =======
  Net income (loss) per common share:
    Basic...........................................  $ 0.20    $ (0.95)   $ (0.28)   $  0.55    $  1.05
                                                      ======    =======    =======    =======    =======
    Diluted.........................................  $ 0.20    $ (0.95)   $ (0.28)   $  0.46    $  0.92
                                                      ======    =======    =======    =======    =======
  Weighted average common shares outstanding:
    Basic...........................................   2,570      2,827      3,283      3,695      5,456
    Diluted.........................................   2,570      2,827      3,283      4,440      6,257

                                                                          DECEMBER 31,
                                                        -------------------------------------------------
                                                         1993     1994       1995       1996       1997
                                                        ------   -------    -------    -------    -------
                                                                         (In thousands)
CONSOLIDATED BALANCE SHEET DATA(1):
  Working capital.....................................  $2,912   $   652    $   370    $14,271    $19,664
  Current assets......................................   7,000     5,067      3,672     16,624     24,037
  Total assets........................................   8,939     6,792      4,735     17,323     25,608
  Current liabilities.................................   4,088     4,415      3,302      2,353      4,373
  Long-term liabilities...............................     581       451        108        117        121
  Stockholders' equity................................   3,646     1,186      1,325     14,853     21,114

----------------------
(1) Amounts for all periods ending prior to December 31, 1995 reflect Labco as a discontinued operation. The Company sold a portion of its equity interest in Labco in 1995 and the remainder of its interest in 1996. See "Certain Transactions--Sale of Subsidiary."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Barringer is the world's leading manufacturer (based on units sold) of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives and illegal drugs. The markets for the Company's IONSCAN(R) currently include aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company sold its first IONSCAN(R) in 1990 and, as of December 31, 1997, had sold over 700 units (including 335 during 1997). From 1991 to 1995, the Company incurred losses as its business continued to develop, except during 1993 when the Company received a significant order for IONSCAN(R)s for deployment at the Eurotunnel. In 1996, the Company achieved profitability principally as a result of increased demand for and favorable market acceptance of the IONSCAN(R). Prior to 1996, the Company sold most of its IONSCAN(R)s for use in drug interdiction applications. However, in 1996, the Company's unit sales were more evenly distributed between explosives detection and drug interdiction applications. During the year ended December 31, 1997, approximately 55.0% of the Company's unit sales were for explosives detection applications primarily in the aviation security market. Approximately 14.8% of the Company's 1997 revenues represented sales to the FAA. Management expects that the aviation security market will continue to account for a substantial portion of the Company's future revenues.

     Revenues consist of (i) sales of IONSCAN(R)s, related accessories and consumable supplies, maintenance, training, and billable repairs, (ii) sales of other instruments and (iii) funded product development grants and contracts. For the years ended December 31, 1997 and 1996, approximately 96.0% and 86.1%, respectively, of the Company's consolidated revenues were derived from the sale of IONSCAN(R)s and related revenues. Selling prices for the IONSCAN(R) typically range from $50,000 to $80,000 per unit, depending principally on the configuration of the unit and the purchaser's location. Profitability associated with any given sale, and the Company's gross margin for any given quarter, may vary substantially due to unit configuration, the geographic location of the purchaser and whether sales prices include a distributor mark-up. The Company recognizes revenues from the sale of IONSCAN(R)s upon shipment. Accordingly, changes in delivery dates for relatively few IONSCAN(R)s from one quarter to another may have a significant impact on the Company's quarterly results of operations. See "Risk Factors--Dependence on Large Orders; Customer Concentrations" and "--Fluctuations in Operating Results."

     Substantially all of the Company's revenues are denominated in U.S. dollars. However, the Company operates in several foreign countries, including Canada, the United Kingdom, France and Malaysia and, in those instances, the Company recognizes revenues and incurs expenses denominated in the local currency. To date, the Company has not experienced significant losses as a result of foreign currency fluctuations. The Company generally does not hedge its foreign currency exposure. In addition, approximately 34.3% and 68.6% of the Company's total revenues for the years ended December 31, 1997 and 1996, respectively, were derived from non-U.S. sources. See "Risk Factors--International Business; Risk of Change in Foreign Regulations; Fluctuations in Exchange Rates."

     The Company manufactures to a sales forecast in order to have inventory available to meet anticipated demand promptly and historically has not maintained a backlog of orders. However, depending on the size and timing of customer orders, the Company may, from time to time, have a backlog of orders. Management's sales forecast is determined by an analysis of a number of factors, including, among other things, the customer's need, the availability of budgeted funds, the status of equipment demonstrations, the status of any required approvals, the effects of competition and the complexity of the customer's procurement process. See "Business--Backlog."

     In March 1998, the Company entered into a merger agreement and certain related agreements with DigiVision, Inc. ("DigiVision"), a San Diego-based developer of video enhancement products, and certain of its shareholders pursuant to which the Company intends to acquire all of the outstanding capital stock of DigiVision for an aggregate cash purchase price of approximately $750,000. See "Business--Other Products." The acquisition of DigiVision will not be material to the Company. Accordingly, no separate financial statements of DigiVision and no pro forma financial information relating to the proposed acquisition have been included in this Prospectus. However, upon consummation of the acquisition, the Company may record a one-time charge to write-off certain technology and in-process research and development to be acquired from DigiVision. Although management of the Company cannot currently estimate the amount of the charge, it is expected that such charge could represent a substantial portion of the purchase price, including costs related to the acquisition. The final allocation of the purchase price will be subject to the completion of due diligence procedures, including appraisals and valuation analyses, as necessary. The Company's proposed acquisition of DigiVision is subject to a number of significant conditions precedent. The Company expects to consummate the acquisition in the first half of 1998. However, no assurance can be given that the acquisition will occur or as to the timing thereof.

RESULTS OF OPERATIONS

     The following table sets forth certain income and expense items from the Company's consolidated statements of operations expressed as a percentage of revenues for the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1995       1996       1997
                                                              -----      -----      -----
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenues..................................................  100.0%     100.0%     100.0%
  Cost of revenues..........................................   56.5       49.1       39.7
                                                              -----      -----      -----
     Gross profit...........................................   43.5       50.9       60.3
                                                              -----      -----      -----
  Operating expenses:
     Selling, general and administrative....................   51.9       34.2       35.1
     Product development....................................    5.5        2.1        3.2
                                                              -----      -----      -----
       Total operating expenses.............................   57.4       36.3       38.3
                                                              -----      -----      -----
  Operating income (loss)...................................  (13.9)      14.6       22.0
  Other (expense) income, net...............................   (4.6)       0.7        1.7
  Income tax benefit........................................     --        3.6        1.7
                                                              -----      -----      -----
  Income (loss) from continuing operations..................  (18.5)      18.9       25.4
  Income from operation held for sale.......................    5.5         --         --
                                                              -----      -----      -----
  Net income (loss).........................................  (13.0)      18.9       25.4
  Preferred stock dividends.................................   (1.3)      (0.4)       --*
                                                              -----      -----      -----
  Net income (loss) attributable to common stockholders.....  (14.3)%     18.5%      25.4%
                                                              =====      =====      =====

---------------

* Less than 0.1%.

COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 1997 TO THE FISCAL YEAR ENDED DECEMBER 31, 1996

     Revenues. For the fiscal year ended December 31, 1997, revenues increased by $11.8 million, or 108%, to $22.7 million from $10.9 million for the fiscal year ended December 31, 1996. Sales of IONSCAN(R)s and related products increased by $12.3 million, or 131%, due to an increase of 156% in the number of units sold, offset in part by a decline in average unit selling price. The increase in unit sales was due to significant IONSCAN(R) sales to drug detection markets, primarily to law enforcement agencies, and to a lesser extent, increased sales to the aviation security market, primarily to the FAA. The decrease in average selling prices resulted primarily from an increase in the number of IONSCAN(R)s sold to U.S. government agencies, which typically are at lower unit prices than sales to other customers. Sales of specialty instruments decreased by approximately $697,000, or 85.2%, in 1997 as compared to 1996, principally due to the completion in 1996 of a heavy water analyzer contract. As sales of its IONSCAN(R)s have increased, the Company has placed less emphasis on marketing its specialty instruments and anticipates that revenues from sales of such instruments will continue to be insignificant to the Company's overall results. Revenues derived from funded research and development increased by approximately $146,000, or 20.8%, in 1997 as compared to 1996. Funded research and development revenues increased as a result of the award by the FAA in March 1997 of a $700,000 contract to design an automated luggage explosives detection system utilizing the Company's trace detection technology. The first phase of this project, which involves a proof of concept, is expected to be completed during 1998. Because of the increasing sales of IONSCAN(R)s, the Company believes that revenues from funded research and development activities will continue to be insignificant to the Company's overall results of operations.

     Gross Profit. For the fiscal year ended December 31, 1997, gross profit increased by $8.1 million, or 146%, to $13.7 million from $5.6 million in 1996. As a percentage of revenues, gross profit increased to 60.3% in the fiscal period ended December 31, 1997 from 50.9% in 1996. The improvement was primarily attributable to larger, more efficient production runs of the IONSCAN(R) and a related reduction in cost of materials due to higher volume purchases, coupled with higher margins on international sales, offset in part by lower margins on sales to U.S. government agencies. In addition, the Company has been able to reduce its cost of materials as a result of higher volume purchases.

     Selling, General and Administrative. For the fiscal year ended December 31, 1997, selling, general and administrative expenses increased by approximately $4.2 million, or 114%, to $7.9 million from $3.7 million in 1996. As a percentage of revenues, selling, general and administrative expenses increased to 35.1% in 1997 from 34.2% in 1996. Selling and marketing expenses increased by approximately $2.5 million, of which $1.6 million was due to increased sales commissions attributable to a larger percentage of sales originating through independent sales agents and distributors. The remaining increase was attributable to the addition of sales and service personnel and related costs to handle increased business volume. General and administrative expenses increased by $1.7 million primarily as a result of increased payroll and related costs and increased professional and consulting costs.

     Product Development. For the fiscal year ended December 31, 1997, product development expenses increased by $485,000, or 211%, to $715,000 from $230,000 in 1996. As a percentage of revenues, product development expenses increased to 3.2% (6.9% when combined with funded research and development) for the fiscal year ended December 31, 1997 from 2.1% (8.5% when combined with funded research and development) in 1996 as a result of a higher level of internally funded new product development activity. Management expects to incur increased product development expenses in future periods in connection with the enhancement of existing products and the development of new products and applications.

     Operating Income. For the fiscal year ended December 31, 1997, operating income increased by $3.4 million, or 213%, to $5.0 million from $1.6 million in 1996. As a percentage of revenues, operating income increased to 22.0% from 14.6% in 1996. The increase is due to the greater operating leverage on higher levels of revenue.

     Other Income and Expense. For the fiscal year ended December 31, 1997, interest expense decreased by $219,000, or 96.1%, to $9,000 from $228,000 in 1996 as a result of the repayment of indebtedness out of the net proceeds of the Company's November 1996 public offering. Investment income for the fiscal year ended December 31, 1997 was $450,000 as compared to $72,000 in 1996, primarily as a result of the investment of a portion of the net proceeds from the Company's November 1996 public offering.

     Income Taxes. For the fiscal year ended December 31, 1997, the Company had a net tax benefit of $371,000, composed of foreign taxes of $404,000, offset by a $775,000 net deferred tax benefit. Such deferred tax benefit was due in part to a reduction in the deferred tax valuation allowance as a result of changes in management's estimates of the utilization of U.S. tax loss carryforwards caused primarily by improved operating results. Management anticipates that further deferred tax benefits will be recognized in 1998.

COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 1996 TO THE FISCAL YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues for the fiscal year ended December 31, 1996 increased by $4.5 million, or 71.4%, to $10.9 million from $6.4 million for the fiscal year ended December 31, 1995. Net sales of the IONSCAN(R) and related products increased by approximately $4.9 million, or 93.5%, due to an increase of 134% in the number of units sold offset in part by a decline in average unit selling price. The increase in unit sales was due to increased sales of the Model 400 which was introduced in the first quarter of 1995. The decrease in average selling prices resulted from increased sales of the Model 400 which had a lower average selling price than the Model 350. Net sales of other instruments increased by approximately $223,000, or 41.6%, in 1996 as compared to 1995, principally due to work performed on a heavy water analyzer contract, which was awarded to the Company in mid-1995 and completed in the first half of 1996. In addition, net sales benefited from the sale of several other instruments. The markets for heavy water analyzers and other instruments are limited, and therefore management cannot predict whether the Company will receive any future orders. Revenues derived from funded research and development decreased by approximately $349,000, or 33.2%, in 1996 as compared to 1995. The reduced revenues were attributable to the Company's contract with the Emergencies Science Division, Environment Canada to design and build an airborne laser fluorosensor system, a substantial portion of which was completed in 1995.

     Gross Profit. Gross profit increased by $2.8 million, or 101%, to $5.6 million from $2.8 million for fiscal 1995. As a percentage of revenues, gross profit increased to 50.9% from 43.5%. The improvement was primarily attributable to higher margins on international sales, coupled with larger, more efficient production runs of the IONSCAN(R) and related products. The sale at higher than expected prices of several Model 350 units during the first six months of 1996, the carrying value of which had been reduced in 1995, also contributed to the improvement.

     Selling, General and Administrative. Selling, general and administrative expenses increased by approximately $429,000, or 13.0%, to $3.7 million from $3.3 million for fiscal 1995. In 1995, the Company recognized an expense decrease of $226,000 attributable to a negotiated reduction in professional fees and $147,000 of additional expense reduction recognized on the termination of the Company's Canadian Pension Plan as of December 31, 1993. Excluding these items, selling, general and administrative expenses in 1996 increased by $56,000, or 1.5%. As a percentage of revenues, selling, general and administrative expenses decreased to 34.2% from 51.9%. The decrease as a percentage of revenues was primarily attributable to spreading costs over increased revenues. Selling expenses increased by $108,000, or 4.6%, in 1996 as compared to 1995, primarily as a result of increased sales commissions on units sold in the fourth quarter of 1996.

     Product Development. Product development expenses decreased by approximately $124,000, or 35.0%, to approximately $230,000 from $354,000 for fiscal 1995. As a percentage of revenues, product development expenses decreased to 2.1% from 5.5%. The level of product development at any time is primarily a function of the availability of financial and personnel resources.

     Other Income and Expense. Equity in earnings of Labco represents the Company's share of Labco's operating results, in which the Company had a non-controlling ownership during most of 1996. Prior to December 31, 1995, the Company had a controlling interest in Labco, but from the first quarter of 1995 until the end of 1996, the Company presented Labco as an operation held for sale. The Company's share of Labco's net income for 1996 was $117,000, as compared to $258,000 for the same period in 1995 (where it is shown as Income from operations under the caption "Operation held for sale"). The Company sold its remaining interest in Labco in 1996. See "Certain Transactions--Sale of Subsidiary."

     In 1996, the Company earned investment income of $72,000.

     Other expense, net of income, was $12,000 in 1996, as compared to $52,000 in 1995. In 1996, the Company recognized $44,000 of gains from trading securities held for Canadian pension funding purposes, partially offset by miscellaneous expenses, including $43,000 of foreign exchange losses realized in 1996. In 1995, the Company realized foreign exchange losses of $79,000.

     Income Taxes. For the year ended December 31, 1996, the Company had a net tax benefit of $391,000 primarily due to a reduction in the deferred tax valuation allowance as a result of changes in management's estimates of the utilization of both U.S. and Canadian tax loss carryforwards caused primarily by improved operating results.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statements of operations data for the four fiscal quarters of 1996 and the four fiscal quarters of 1997. This data is unaudited but, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of this information in accordance with generally accepted accounting principles. See Note 12 of Notes to Consolidated Financial Statements.

                                                                            QUARTER ENDED
                                        -------------------------------------------------------------------------------------
                                        MAR 31,    JUN 30,    SEP 30,    DEC 31,    MAR 31,    JUN 30,    SEP 30,    DEC 31,
                                          1996       1996       1996       1996       1997       1997       1997       1997
                                        --------   --------   --------   --------   --------   --------   --------   --------
                                                                (In thousands, except per share data)
Revenues..............................   $2,354     $2,658     $2,340     $3,571     $3,622     $5,816     $5,905     $7,346
Cost of revenues......................    1,236      1,411      1,002      1,715      1,461      2,494      2,729      2,324
                                         ------     ------     ------     ------     ------     ------     ------     ------
  Gross profit........................    1,118      1,247      1,338      1,856      2,161      3,322      3,176      5,022
                                         ------     ------     ------     ------     ------     ------     ------     ------
Operating expenses:
  Selling, general and
    administrative....................      809        832        919      1,174      1,295      1,905      1,668      3,103
  Product development.................       17         40         34        139        175        163        164        213
                                         ------     ------     ------     ------     ------     ------     ------     ------
    Total operating expenses..........      826        872        953      1,313      1,470      2,068      1,832      3,316
                                         ------     ------     ------     ------     ------     ------     ------     ------
Operating income......................      292        375        385        543        691      1,254      1,344      1,706
Other (expense) income, net...........     (103)         0         33        142         79        105         88        116
Income tax benefit....................       --         --        125        266         75         56        125        115
                                         ------     ------     ------     ------     ------     ------     ------     ------
Net income............................   $  189     $  375     $  543     $  951     $  845     $1,415     $1,557     $1,937
                                         ======     ======     ======     ======     ======     ======     ======     ======
Net income per common share*:
  Basic...............................   $ 0.05     $ 0.10     $ 0.15     $ 0.22     $ 0.16     $ 0.26     $ 0.28     $ 0.35
                                         ======     ======     ======     ======     ======     ======     ======     ======
  Diluted.............................   $ 0.05     $ 0.10     $ 0.12     $ 0.18     $ 0.14     $ 0.22     $ 0.24     $ 0.31
                                         ======     ======     ======     ======     ======     ======     ======     ======

---------------

* The total of each year's quarterly results may not equal the reported results for the respective years.

     The following table sets forth, as a percentage of revenues, certain consolidated statements of operations data for the four fiscal quarters of 1996 and the four fiscal quarters of 1997.

                                                                    QUARTER ENDED
                                -------------------------------------------------------------------------------------
                                MAR 31,    JUN 30,    SEP 30,    DEC 31,    MAR 31,    JUN 30,    SEP 30,    DEC 31,
                                  1996       1996       1996       1996       1997       1997       1997       1997
                                --------   --------   --------   --------   --------   --------   --------   --------
Revenues......................   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues..............    52.5       53.1       42.8       48.0       40.3       42.9       46.2       31.6
                                 -----      -----      -----      -----      -----      -----      -----      -----
  Gross profit................    47.5       46.9       57.2       52.0       59.7       57.1       53.8       68.4
                                 -----      -----      -----      -----      -----      -----      -----      -----
Operating expenses:
  Selling, general and
    administrative............    34.4       31.3       39.3       32.9       35.8       32.8       28.2       42.3
  Product development.........     0.7        1.5        1.5        3.9        4.8        2.8        2.8        2.9
                                 -----      -----      -----      -----      -----      -----      -----      -----
    Total operating
      expenses................    35.1       32.8       40.8       36.8       40.6       35.6       31.0       45.2
                                 -----      -----      -----      -----      -----      -----      -----      -----
Operating income..............    12.4       14.1       16.4       15.2       19.1       21.5       22.8       23.2
Other (expense) income, net...    (4.4)       0.0        1.4        4.0        2.1        1.8        1.5        1.6
Income tax benefit............      --         --        5.3        7.4        2.1        1.0        2.1        1.6
                                 -----      -----      -----      -----      -----      -----      -----      -----
Net income....................     8.0%      14.1%      23.1%      26.6%      23.3%      24.3%      26.4%      26.4%
                                 =====      =====      =====      =====      =====      =====      =====      =====

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operations was $2.0 million in 1997, and cash used in operations was $1.4 million in 1996 and $711,000 in 1995. Cash provided by operations in 1997 resulted primarily from net income of $5.8 million, partially offset by increases in accounts receivable and inventories. Accounts receivable increased as a result of higher sales, particularly during the month of December. Inventories also increased as the Company acquired the materials necessary to support increased IONSCAN(R) production. Cash used in operating activities during 1996 resulted primarily from increases in accounts receivable and inventory, which more than offset net income of $2.1 million for the year. Cash used in operating activities during 1995 resulted primarily from the loss of $827,000 recorded by the Company for 1995.

     Net cash provided by investing activities was $639,000 in 1997, and net cash used in investing activities was $3.9 million in 1996 and $58,000 in 1995. Cash provided by investing activities in 1997 resulted primarily from the sale of investments, partially offset by capital expenditures. Cash used in investing activities during 1996 resulted primarily from the investment of a portion of the net proceeds of the Company's November 1996 public offering, offset in part by the receipt of $574,000 in connection with the Company's sale of its remaining interest in Labco. Cash used in investing activities during 1995 resulted primarily from the purchase of equipment, which was partially offset by the receipt of an additional $300,000 in connection with the sale of Labco.

     Cash provided by financing activities was $315,000 in 1997, $10.6 million in 1996 and $584,000 in 1995. Cash provided by financing activities during 1997 resulted primarily from the net proceeds of certain option and warrant exercises, offset in part by the repayment of indebtedness. Cash provided by financing activities in 1996 resulted primarily from the Company's November 1996 public offering, as well as the proceeds from the sale of $1.0 million of convertible subordinated debentures, offset in part by the repayment of indebtedness. Cash provided by financing activities in 1995 resulted primarily from the receipt of net proceeds from the private placement of securities, offset in part by the repayment of certain indebtedness.

     The Company's capital expenditures in 1997 aggregated approximately $1.2 million. Such expenditures consisted primarily of software upgrades to various manufacturing information systems, computer hardware modernization relating to the Company's network system and the acquisition of additional equipment. The Company believes that it will require approximately $1.0 million in additional investment in tooling, equipment, and facility improvements to meet its anticipated production levels for 1998.

     In March 1998, the Company established a $5.0 million unsecured revolving credit facility with Fleet Bank, N.A. (the "Bank") to be used for general working capital purposes, including the issuance of standby letters of credit (the "Facility"). Drawings under the Facility may not be used to fund acquisitions unless approved in advance by the Bank. Amounts drawn under the Facility bear interest at a variable rate per annum selected by the Company and equal to either the Bank's prime rate less 0.75% or LIBOR (determined on the basis of a 30-, 60- or 90-day interest period, as applicable) plus 2.0%. The Facility expires on June 30, 1999, subject to renewal. The Facility is guaranteed by the Company's primary U.S. subsidiary, Barringer Instruments Inc. ("BII"). Pursuant to the Facility, the Company and BII are required to comply with certain customary covenants, including certain financial tests. In addition, BII and the Company's Canadian subsidiary, Barringer Research Limited ("BRL"), have agreed not to pledge their assets to any other creditor without the Bank's prior written consent.

     The Company has substantial tax loss carryforwards to offset future tax liabilities in the U.S.

     As of December 31, 1997, the Company had cash and cash equivalents of $8.2 million and marketable securities of $2.5 million. The Company believes that its existing cash balances, marketable securities, income from operations in future periods and the net proceeds from this Offering will be sufficient to fund its working capital requirements for at least the next twelve months.

INFLATION

     Inflation was not a material factor in either the sales or the operating expenses of the Company during the periods presented herein.

YEAR 2000 ISSUE

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Certain computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activity.

     Based on a recent internal assessment, the Company has determined that the cost to modify its existing software and/or to convert to new software will not be significant. However, if customers, suppliers or others with whom the Company does business experience problems relating to the year 2000 issue, the Company's business, financial condition or results of operations could be materially adversely affected.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and will be effective for fiscal years beginning after December 15, 1997. The Company will be reviewing this document to determine its applicability to the Company, and has elected not to adopt early application.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the relatively recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

                                    BUSINESS

OVERVIEW

     Barringer is the world's leading manufacturer (based on units sold) of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives and illegal drugs. The Company designs and produces products that employ a proprietary application of IMS technology that can detect and identify targeted compounds in amounts smaller than one-billionth of a gram in approximately six seconds. The Company's principal product, the IONSCAN(R), is a portable desktop system used in explosives detection and drug interdiction applications. As of December 31, 1997, the Company had sold over 700 units (including 335 during 1997) in 39 countries. The Company's revenues have grown from $2.8 million for the year ended December 31, 1992 to $22.7 million for the year ended December 31, 1997, representing a compounded annual growth rate of 51.8% over the last five years.

     The markets for the Company's IONSCAN(R) currently include aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company's customers include the FAA, the U.S. Air Force, the U.S. Coast Guard, the DEA and the FBI, as well as customs agencies in France, Canada, Australia and Japan and various prison facilities in the U.S. and elsewhere. The IONSCAN(R) is also installed at over 40 airports and transportation centers in countries throughout the world, including Gatwick Airport and Heathrow Airport in the United Kingdom, John F. Kennedy International Airport and Chicago O'Hare International Airport in the United States and Kuala Lumpur Airport in Malaysia, as well as the Eurotunnel. The Company believes that its principal competitive advantages are the detection capability, reliability, cost effectiveness, versatility, ease of use and portability of the IONSCAN(R). These advantages enable the IONSCAN(R) to be used both in lieu of and in conjunction with bulk imaging technologies, such as enhanced x-ray and CATSCAN.

INDUSTRY BACKGROUND

     The Company believes that there are numerous potential applications for its trace detection technology. Currently, the principal applications are explosives detection and drug interdiction.

     Explosives Detection

     In the past several years, a number of events have contributed to increased public concern regarding the threat of terrorism and have focused government attention on the limited effectiveness of currently deployed x-ray and metal detection equipment and on the need for advanced explosives detection technology. As a result, several advanced technologies have been adapted for use in explosives detection applications. These technologies include bulk imaging techniques, such as enhanced x-ray and CATSCAN, as well as trace detection techniques, such as IMS, gas chromatography and chemiluminescence. Bulk imaging techniques offer certain advantages over conventional x-ray technology, but are generally expensive to deploy (as much as $1.0 million per installation), are non-portable and generally reject a large number of objects as a result of perceived anomalies that are later determined not to be explosives. By comparison, trace detection equipment is capable of detecting and identifying minute amounts of chemical substances and is generally more portable and less expensive than bulk imaging equipment.

     While implementation of advanced detection strategies has varied significantly around the world, the Company believes that aviation authorities, including the FAA and BAA plc, formerly the British Airport Authority (the "BAA"), have generally recognized that no one detection technology provides a complete solution to the problem of enhancing existing detection capabilities. Consequently, trace detection technology is frequently deployed as a complement to bulk imaging equipment to resolve anomalies identified by bulk detectors and in applications where it is impractical to use the larger, less mobile bulk imaging detectors, such as checking carry-on baggage. Trace detection technology is also deployed in lieu of bulk imaging equipment in certain installations because of its relatively low cost, particularly in smaller airports and in less developed countries.

     The development and deployment of advanced explosives detection technology is being driven by recent government initiatives in the United States and elsewhere in the world. For example, in response to the recommendations of the White House Commission on Aviation Safety and Security (the "Gore Commission"), in October 1996, the U.S. Congress appropriated $144 million for the procurement of advanced explosives detection technology which the FAA is using to deploy such technology in a limited number of the 400 busiest U.S. airports. In addition, the BAA has installed enhanced detection technologies, including trace detectors, in certain airports in Britain. Also, since the enactment of the Aviation Security Act of 1990, the FAA has funded over $150 million for research and development of advanced explosives detection technologies.

     Trace detection technology has a broad range of other explosives detection uses, including other transport security, facilities protection, forensics, military and law enforcement. Government agencies, military forces and private businesses have deployed trace detection equipment at facilities, such as the World Trade Center, military bases, embassies and public utilities, such as nuclear power plants, that are perceived as potential targets of terrorist attacks. Law enforcement agencies, such as the FBI and the New York City Police Department, and military forces also use trace detection technology for forensic purposes. For example, the IONSCAN(R) was used in connection with the investigations of the crash of TWA Flight 800 and the 1995 Oklahoma City bombing.

     Drug Interdiction

     As a result of increased drug usage, a heightened public awareness of drug-related criminal activity generally and the use of more sophisticated techniques by drug traffickers, government agencies have increased their spending on drug interdiction efforts. For example, in fiscal year 1996, the U.S. government spent $1.3 billion on drug interdiction efforts. The use of conventional x-ray scanning, random searches and canines has had limited success in suppressing illegal drug trafficking. Accordingly, customs and law enforcement agencies have increasingly turned to advanced detection technology to assist in their drug detection and interdiction efforts. For example, the U.S. Coast Guard has deployed trace detection equipment onboard its ships to search vessels at sea for illegal drugs. Similarly, prisons in the U.S. and elsewhere are employing trace detection equipment to reduce drug use.

THE BARRINGER ADVANTAGE

     The Company believes that its implementation of IMS technology gives the IONSCAN(R) a distinct competitive advantage over other detection techniques, including bulk imaging and other trace detection technologies. The IONSCAN(R) can detect and identify targeted compounds in amounts smaller than one-billionth of a gram. Existing bulk imaging technologies, in contrast, search for anomalies that might indicate the presence of explosive materials but are not presently capable of identifying specific compounds or detecting the presence of explosives with the same sensitivity as the IONSCAN(R). In addition, because bulk imaging technologies attempt to identify anomalies present in an object, they reject a significantly higher number of objects that do not contain explosives than the IONSCAN(R).

     The Company believes that the portability and low cost of the IONSCAN(R) make the IONSCAN(R) particularly attractive to customers seeking a cost-effective solution to their need for advanced detection technology. The portability of the IONSCAN(R) allows customers to deploy the equipment where needed. The low cost of the IONSCAN(R) relative to other existing detection technologies allows customers in smaller installations and in less developed countries to obtain advanced detection technology without having to incur the significant capital expenses currently necessary to deploy bulk imaging technologies.

     The Company believes that the IMS technology used in the IONSCAN(R) also makes the IONSCAN(R) more versatile and easier to use than other detection technologies. For example, an IONSCAN(R) can be readily used in either an explosives detection or drug interdiction application without modification. Currently, trace detectors utilizing other detection technologies, such as gas chromatography, can only perform one such application.

     In addition the IONSCAN(R) has demonstrated its reliability in field use. For example, based on sampling data obtained from IONSCAN(R)s installed in U.S. airports as of December 31, 1997, those IONSCAN(R)s have experienced a mean time between failures in excess of 9,000 hours (based upon aggregate hours in operation as of January 18, 1998). The Company believes the reliability of the IONSCAN(R) provides the Company with a significant competitive advantage.

     The Company believes that the advantages of the IONSCAN(R) have been recognized by the Company's customers, as demonstrated by the sale of over 700 IONSCAN(R)s as of December 31, 1997.

GROWTH STRATEGY

     The Company's objective is to maintain its position as the world's leading provider of trace detection systems in its core markets and to become a leading supplier of other advanced technology security solutions. The Company's strategy for achieving this objective includes the following:

     Further Penetrate Existing Markets. The Company sells its IONSCAN(R) product in a variety of markets, including aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company intends to extend its leadership in its existing markets through continuous improvements to its IMS technology. In addition, the Company intends to adapt its core IMS technology to expand its use in existing markets. For example, the Company has received funding from the FAA for the development of a document scanner for the purpose of passenger screening at airports and an automated luggage screening system for the purpose of screening checked luggage. See "--Product Development."

     Leverage IMS Technology for New Applications. The Company believes that the requirement for high-precision detection capability creates opportunities for the Company's technology in applications other than explosives detection and drug interdiction. Accordingly, the Company intends to develop products for new applications such as quality monitoring, process control, and food and perishable goods inspection. The Company believes that its IMS technology can also be adapted to detect the presence of chemical and biological warfare agents.

     Pursue Strategic Relationships and Acquisitions. An important element of the Company's growth strategy is to extend its existing technology and market expertise to attain leadership in other security markets through strategic relationships and acquisitions, such as the Company's recently announced OEM arrangement with Exploranium G.S. Limited ("Exploranium") for the marketing and sale of Exploranium's GAMMATRACE(TM) product line. See "--Other Products." As these markets evolve and customers in both commercial and government segments become more sophisticated, the Company believes the ability to offer a broader scope of detection capability for use in various current and emerging applications will become increasingly important. Moreover, the Company believes that numerous security technologies exist that are complementary to its own capabilities and for which the Company can provide enhanced access to distribution, management, manufacturing and financial resources.

     Expand Sales and Marketing Capabilities. The Company intends to continue to expand its sales and marketing capabilities both domestically and internationally to capitalize on opportunities in its existing markets for new installations as well as on opportunities in new markets. The Company intends to hire additional sales and customer service personnel in Europe, certain republics of the former Soviet Union, and the Middle East. The Company recently opened an office in Malaysia and is currently hiring sales and customer service personnel to staff that office. Expanding its international sales and marketing presence will provide the Company with better access to growing foreign markets and to its existing international customer base.

IONSCAN(R) TECHNOLOGY

     The IONSCAN(R) is a portable, desktop system that utilizes a proprietary implementation of IMS technology to analyze samples for the presence of targeted chemical compounds in amounts smaller than one-billionth of a gram. An operator collects samples, either by utilizing a hand-held suction device that contains a special filter cartridge that collects the sampled matter or by swiping a cloth or glove across the surface to be tested and then transferring the sampled matter to the cartridge. After the sample has been collected, the filter cartridge is placed onto a slide tray on the front of the IONSCAN(R) and inserted into a heating chamber. The sample is then rapidly heated, causing the sample to vaporize. The molecules contained in the vapors from the sample are charged electrically, converting them into ions that are collected and then propelled through a testing chamber containing a controlled mixture of calibrant gases. The speed at which each ion travels through the testing chamber will vary depending upon its molecular structure. The IONSCAN(R) measures the time of flight of the ions through the testing chamber and, utilizing proprietary software containing Company-developed detection algorithms, determines whether the targeted chemicals are present and reports the results to the user. If traces of any of the targeted chemical compounds are present, the IONSCAN(R)'s alarm will ring, a red light on the IONSCAN(R) will flash and the screen will display a list of the targeted substances that were detected. If no traces of the targeted substances are detected, the IONSCAN(R) will display a green light. The IONSCAN(R) analyzes a sample in approximately six seconds. Because the IONSCAN(R)'s analysis takes place under high temperature, there is virtually no residue from the sample and, under normal operating conditions, additional sampling can take place almost immediately with no need to clean out the testing chamber.

     The Company also has developed the IONSCAN(R) Manager software for use in conjunction with the IONSCAN(R). The IONSCAN(R) Manager provides the user with enhanced graphic read-outs of test results enabling the user to view the data in more detail. Utilizing this software, a user can view multiple test results at the same time, switch back and forth between test results and highlight particular areas of interest to obtain greater detail. This software also can be used to print out or save data and to transfer test results onto a computer disk for storage, transportation or other uses, such as manipulation in chemical studies.

     In addition, the Company has developed the Barringer Link software, which allows a remote user to have access to the IONSCAN(R). Typically, this software is used by the customer to select different testing algorithms for the IONSCAN(R) or to troubleshoot problems with the unit. A customer has the capability to test for a different set of chemical compounds by remotely downloading the necessary algorithms onto its IONSCAN(R). For instance, if a U.S. Coast Guard vessel on patrol needs the capability to test a suspect vessel for a particular type of illegal drug, the required information can be downloaded to its unit. In addition, the Barringer Link allows the Company or the customer to run certain diagnostic programs to determine problems that may have occurred within a particular unit and to correct certain software problems.

CUSTOMERS

     As of December 31, 1997, the Company had sold over 700 IONSCAN(R)s to customers in 39 countries. The IONSCAN(R)s sold to date have been deployed for a variety of purposes, including: aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. Prior to 1996, the Company sold most of its IONSCAN(R)s for use in drug interdiction applications. However, in 1996, the Company's unit sales were more evenly distributed between explosives detection and drug interdiction applications. During the year ended December 31, 1997, approximately 55.0% of the Company's unit sales were for explosives detection applications primarily in the aviation security market. For the year ended December 31, 1997, approximately $8.3 million or 36.7%, of the Company's revenues were generated from sales to the Company's three largest customers, of which approximately 14.8% represented sales to the FAA. As of December 31, 1997, the IONSCAN(R) was deployed in 21 airports in the United States.

     The following is a list of representative IONSCAN(R) installations as of December 31, 1997.

                              EXPLOSIVES DETECTION

                MARKET                                      INSTALLATION
                ------                                      ------------
         Aviation Security          Aeroporti di Roma, Italy
                                    Charles DeGaulle, France
                                    Chek Lap Kok Airport, Hong Kong
                                    Chicago O'Hare International Airport
                                    Dallas-Fort Worth International Airport
                                    Gatwick Airport Ltd., UK
                                    Heathrow Airport Ltd., UK
                                    Juarez International Airport, Mexico
                                    John F. Kennedy International Airport (New York)
                                    Kuala Lumpur International Airport, Malaysia
                                    Le Bouget International Airport, France
                                    Manchester Airport plc, UK
                                    Newark International Airport
                                    Orly International Airport, France
         Other Transport
           Security                 Airmax, Inc. (Chicago)
                                    Eurostar, UK
                                    Societe Nationale Companie Maritime, France
                                    Societe Nationale des Chemins de Fer Francais (Le Shuttle)
                                    The Channel Tunnel Group Ltd. (Eurotunnel)

         Facilities Protection      Electricity de France
                                    Gaz de France
                                    New York World Trade Center
                                    Ronald Reagan Federal Office Building

         Forensics                  Department of Justice, Belgium
                                    Federal Bureau of Investigation
                                    Ministry of Defense, Italy
                                    Ministry of Justice, Taiwan
                                    Stadt Polizei Zurich, Switzerland

         Military                   Aeronautica Militare, Italy
                                    Comando Generale Arma Dei Carabinieri, Italy
                                    Gendarmerie Nationale, France
                                    Ministry of Defense, UK
                                    U.S. Air Force
                                    U.S. Army
                                    U.S. Navy

                               DRUG INTERDICTION

               MARKET                                     INSTALLATION
               ------                                     ------------

         Corrections              California Department of Corrections
                                  Correctional Service Canada
                                  Departamento del Distrito Federal (Reclusiorios   Prisiones
                                  Federales), Mexico
                                  Lafayette Parish Correctional Center (Louisiana)
                                  Pendleton Correctional Facility (Indiana)
                                  Pennsylvania Department of Corrections

         Customs                  Australia Customs Service
                                  Customs Bureau, Ministry of Finance, Japan
                                  French Customs (Douanes)
                                  HM Customs and Excise, UK
                                  Korea Customs Service
                                  Revenue Canada, Customs and Excise
                                  U.S. Customs Service
                                  Vietnam General Department of Customs

         Law Enforcement          Florida Public Housing Authorities
                                  Harris County Parole Program (Texas)
                                  Home Office, UK
                                  Hong Kong Police
                                  Japan Coast Guard
                                  Ministero dell' Interno, Italy
                                  New York Police Department
                                  Police Nationale, France
                                  Port Authority of New York and New Jersey
                                  U.S. Coast Guard
                                  U.S. Drug Enforcement Agency
                                  U.S. National Guard

OTHER PRODUCTS

     In January 1998, the Company entered into an OEM arrangement with Exploranium, a Canadian corporation engaged in the development and sale of products which utilize gamma ray spectrometry to detect and identify radioactive materials present in nuclear contraband. Pursuant to such arrangement, the Company has the exclusive right to market and sell such products in the law enforcement and security fields worldwide (subject to certain exceptions relating to military applications). The products, which are marketed under the GAMMATRACE(TM) name, range in size from a small, hand-held unit, which sells for approximately $10,000, to large vehicle drive-through systems, which sell for approximately $70,000. The products are manufactured for the Company by Exploranium. The Company is marketing the GAMMATRACE(TM) product line through its existing direct sales organization and its network of independent representatives. See "Risk Factors -- Dependence on New Product Development; Technological Advancement."

     As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," the Company has entered into a merger agreement and certain related agreements with DigiVision and certain of its shareholders pursuant to which the Company intends to acquire all of the outstanding capital stock of DigiVision. DigiVision, based in San Diego, California, offers a range of real-time video enhancement technologies for use in various medical, military, law enforcement and other applications.

SALES AND MARKETING

     The Company sells its products through a direct sales organization comprised of 18 sales people located at its headquarters in New Jersey and at offices in Toronto, London, Paris and Kuala Lumpur. In addition, the Company utilizes a network of 45 independent sales and service representatives located in Europe, the Middle East, Africa, Asia, South America and Australia. The Company's sales and marketing efforts typically involve extensive customer visits, demonstrations and field testing. Sales prospects generally are targeted by the Company or its independent sales representatives, although the Company also responds to requests for proposals.

     Selling prices for the IONSCAN(R) typically range from $50,000 to $80,000 per unit, depending principally on the configuration of the unit and the purchaser's location. Once a sale is consummated, the Company provides training at a customer's location to teach operators how to use the IONSCAN(R), including proper sampling techniques. The Company generally provides a one-year parts and labor warranty on its IONSCAN(R) instruments, although from time to time the Company has provided extended warranties. To date, the Company's warranty claims experience has not been significant. See "Risk Factors--Warranty Claims."

     The Company does not actively market its specialty instruments or its contract research and development services. However, from time to time, the Company responds to appropriate requests for proposals for such instruments and services. Although sales of such instruments and services have been material to the Company's historic results from time to time, as a result of the expected increase in sales of the IONSCAN(R) and other products, management anticipates that revenues from those activities will become increasingly less important to the Company's overall results of operations.

     For the year ended December 31, 1997, two of the Company's largest customers accounted for more than 10.0% of the consolidated revenues of the Company. Together these two customers accounted for an aggregate of 27.8% of the Company's revenues for that period. For the year ended December 31, 1996, one customer accounted for more than 10.0% of the consolidated revenues of the Company. See "Risk Factors--Dependence on Large Orders; Customer Concentrations."

BACKLOG

     The Company measures its backlog of instrument revenues as orders for which contracts or purchase orders have been signed, but that have not yet been shipped and for which revenues have not yet been recognized. The Company includes in its backlog only those customer orders that are scheduled for delivery within the next 18 months. The Company typically ships its products within three months of receiving an order. The Company follows the practice of manufacturing to a sales forecast in order to have inventory available to meet anticipated demand promptly. As a result, the Company has not historically maintained a material backlog of orders for its instruments and, in the ordinary course of business, intends to have sufficient inventory of IONSCAN(R)s on hand to allow shipment upon receipt of an order. However, depending on the size and timing of customer orders, the Company may, from time to time, have a backlog of orders.

MANUFACTURING AND ASSEMBLY

     The Company assembles IONSCAN(R)s from components supplied to it by various suppliers and parts manufactured internally. Once the IONSCAN(R) is assembled, the IONSCAN(R) is "burned in" for up to 400 hours using certain chemicals to calibrate and tune the unit and to assure that it is functioning properly. After successful completion of this procedure, the IONSCAN(R) is ready for shipment to a customer.

     Although many of the basic components of the IONSCAN(R), such as chipboards, resistors, capacitors, liquid crystal displays and other similar components, are readily available from a number of sources, the Company typically purchases such components from single suppliers. A limited number of components and sub-assemblies are manufactured for the Company, pursuant to the Company's proprietary specifications, but the Company does not believe it is dependent on any single source for these items. To date, the Company has not experienced any material difficulty in obtaining any components or sub-assemblies. See "Risk Factors--Dependence on Limited Number of Suppliers."

COMPETITION

     The Company competes with other entities, including Intelligent Detection Systems, Inc., Ion Track Instruments Inc. and Thermedics Detection Inc., a number of which have significantly greater financial, marketing and other resources than the Company. Principal competitive factors include selectivity (the ability of an instrument to identify the presence of a particular substance), sensitivity (the ability of an instrument to detect small amounts of a particular substance), false alarm rate, price, marketing, ease of use and speed of analysis. The Company believes that it competes effectively with respect to each of these factors.

     The Company competes for government expenditures with equipment manufacturers, such as InVision Technologies, Inc. and Vivid Technologies, Inc., utilizing other types of detection technologies, such as enhanced x-ray and CATSCAN, as well as with manufacturers of other IMS equipment and manufacturers using other trace particle detection technologies, such as gas chromatography and chemiluminescence. Because trace particle detection equipment is used in certain instances to verify detection results obtained by bulk imaging systems, the IONSCAN(R) and other trace particle detection products are often used in conjunction with bulk imaging technologies. As a result of recent government initiatives, the Company anticipates that additional technologies, including improved IMS technologies, will be developed and that new competitors will enter the Company's markets. See "Risk Factors--Dependence on Government Procurement Policies" and "--Competition."

     The Company also competes with the use of canines to locate the presence of explosives or drugs. Although canines have a highly developed sense of smell and are able to follow a trail, the Company believes that its IONSCAN(R) instruments are more effective and cost-efficient than canines, because they can operate 24 hours a day, have greater selectivity than canines and can identify the composition of the substance detected.

GOVERNMENT REGULATION

     Although the Company's business is not subject to significant government regulation, government regulation plays a large role in determining the demand for the IONSCAN(R). In the U.S. and most foreign countries, the aviation industry is highly regulated and authorities, such as the FAA in the U.S., have the ability to recommend or mandate use of enhanced explosives detection equipment.

     The FAA is currently developing a certification protocol for trace particle detection equipment. Once the protocol is adopted, the Company believes that only instruments meeting the FAA certification requirements will be approved for use by airlines subject to FAA regulation. Although the final protocol has yet to be adopted, based on early versions of the testing criteria, as well as discussions with representatives of the FAA, the Company believes that the IONSCAN(R) will meet the FAA's certification requirements, although no assurance can be given. The FAA has approved the IONSCAN(R) for screening of electronic carry-on items, such as cellular telephones, tape recorders and laptop computers. See "Risk Factors--Dependence on Government Procurement Policies."

PRODUCT DEVELOPMENT

     The Company spent $1.6 million and $933,000 on research and development activities for the years ended December 31, 1997 and 1996, respectively, of which $849,000 and $703,000, respectively, were funded under various research and development grants and contracts. Substantially all of the Company's research and development activities have related to the development and enhancement of the Company's IONSCAN(R) technology and the development of new IONSCAN(R) products.

     The Company is currently working on a number of enhancements to its existing IONSCAN(R) products that would enhance ergonomics, increase ease of use, decrease size and weight, lower manufacturing costs and thereby provide greater value to customers. For example, the Company is currently attempting to develop a hand-held version of the IONSCAN(R).

     Certain of the Company's new product development activities are described below.

  Document Scanner

     The Company received a development grant from the FAA in October 1996 to develop a document scanner that would scan boarding passes or other passenger documents for the presence of explosives prior to boarding. The Company delivered a prototype of the document scanner to the FAA in December 1996. The Company expects to deliver additional document scanners to the FAA for beta testing during 1998.

  Automated Luggage System

     The Company received a design grant from the FAA in March 1997 for the design of an automated luggage system that would scan checked baggage for the presence of drugs or explosives. The grant does not require the production of a prototype at this time and no such prototype exists or is being built. However, under the contract, the Company is required to develop a working design to demonstrate proof of concept for delivery to the FAA during 1998.

     There can be no assurance that the Company will successfully complete the development of the products described above or that any such products would, if successfully developed, achieve market acceptance or a significant level of sales. See "Risk Factors--Dependence on New Product Development; Technological Advancement."

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

     Certain of the technology used in the IONSCAN(R) is licensed by the Company from the Canadian government as described below. While the Company holds patents relating to certain components, systems and techniques used in the IONSCAN(R) and while certain other elements of the IONSCAN(R) are protected by other intellectual property rights, the Company has no comprehensive patent or similar exclusive intellectual property right covering the IONSCAN(R) in its entirety. In addition, the basic IMS technology used in the IONSCAN(R) is not proprietary and is available in the public domain. Accordingly, present and potential competitors could use such basic technology to duplicate the performance of the IONSCAN(R). See "Risk Factors--Limited Proprietary Technology."

     The initial development of the IONSCAN(R) was funded in part by Transport Canada and Revenue Canada. Pursuant to an agreement with the Canadian government, the Company has a worldwide license to use certain unpatented technology developed from such work and pays Revenue Canada a royalty equal to 1.0% of certain IONSCAN(R) sales. The initial term of this license agreement expires on March 31, 1999. However, the Company has entered into an agreement with Revenue Canada, pursuant to which the Company has obtained the right to renew such licensing arrangement on a year-by-year basis for up to ten additional years. Revenue Canada has retained the right to use the technology and to produce products incorporating such technology although, to date, Revenue Canada has not attempted to do so.

     The Company believes that the IONSCAN(R) registered trademark has gained recognition in the markets for the Company's products and is a valuable trademark. In addition, the Company is seeking to register its GAMMATRACE(TM) trademark.

FACILITIES

     The Company does not own any real property and currently conducts its operations at the following leased premises:

                                                      APPROXIMATE
                                                        SQUARE        ANNUAL         LEASE
        LOCATION            DESCRIPTION OF FACILITY     FOOTAGE     LEASE COST     EXPIRATION
        --------            -----------------------   -----------   ----------   --------------
219 South Street.........  Corporate headquarters,       6,780       $158,000    September 1998
Murray Hill, New Jersey    research, sales, customer
07974                      support and assembly

1730 Aimco Boulevard.....  Research, manufacturing      28,380       $ 76,000*   September 2005
Mississauga, Ontario,      and assembly, sales,
Canada L4W 1V1             customer support and
                           administrative

Village Fret BAT-3453....  Sales and customer            2,500       $ 40,000    February 2000
BP 10614-4                 support
Rue du Te
95724, Roissy C.D.G.
France

Unit 3 at Manor Royal....  Sales and customer            1,560       $ 16,000      June 1998
Crawley, West Sussex       support
England RH10 2QU

No. 21-1 Jalan 3176 D....  Sales and customer            1,000       $ 12,000          **
Desa Pandah                support
55100 Kuala Lumpur
Malaysia

----------------------
 * Increases to $115,000 on September 1, 2000.

** Oral agreement terminable by either party upon thirty (30) days prior notice.

     The Company is currently seeking to relocate its New Jersey operations to, among other things, further its manufacturing and assembly capabilities. The Company anticipates that it will seek to lease approximately 15,000 square feet of space for those operations. Although the Company has no current agreements or understandings with respect to the leasing of a particular location, the Company believes that ample suitable space is available in the vicinity of its existing operations at rental rates that are consistent with prevailing market rates.

EMPLOYEES

     As of December 31, 1997, the Company had 119 full-time employees, of whom 58 were engaged in manufacturing, 28 were engaged in product development activities and 33 were engaged in sales, service and general administration. Eighteen of such persons have advanced degrees (including nine doctorates). None of the Company's employees is represented by any union, and the Company considers its relationships with its employees to be satisfactory.

LITIGATION

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the Company's executive officers and directors as of February 1, 1998.

             NAME                AGE                       POSITION
             ----                ---                       --------
Stanley S. Binder(1)...........  56     Chairman of the Board, Chief Executive Officer
                                        and President
John H. Davies(1)..............  61     Executive Vice President and Director,
                                        President and Chief Executive Officer of BRL
Richard S. Rosenfeld...........  51     Vice President-Finance, Chief Financial
                                        Officer, Treasurer and Assistant Secretary
Kenneth S. Wood................  45     Vice President and Secretary, President of BII
John D. Abernathy(1)(2)(3).....  60     Director
Richard D. Condon(2)...........  62     Director
John J. Harte(1)(3)............  56     Director
James C. McGrath(2)(3).........  55     Director

----------------------
(1) Member of Executive Committee.

(2) Member of Audit and Finance Committee.

(3) Member of Executive Compensation Committee.

     Mr. Stanley S. Binder joined the Company in July 1989 and has served as Chairman of the Board since February 1991, Chief Executive Officer since July 1990 and President since July 1989. Mr. Binder also is an independent general partner in the Special Situations Fund III, L.P. ("SSF III"), a substantial investor in the Company. See "Certain Transactions--General." Mr. Binder is chairman of the New Jersey Council of the American Electronics Association and a member of the Board of Directors of the American Electronics Association.

     Mr. John H. Davies joined the Company in October 1967 and has served as Executive Vice President of the Company since January 1992. Mr. Davies has been the President and Chief Executive Officer of BRL since August 1989. Mr. Davies has served as a director of the Company since February 1991.

     Mr. Richard S. Rosenfeld, a certified public accountant, joined the Company in January 1992 as Treasurer and Assistant Secretary. Since July 1993, he has been Vice President-Finance and Chief Financial Officer of the Company.

     Mr. Kenneth S. Wood joined the Company in April 1990 as Vice President of Operations of BII. Since January 1992, he has served as Vice President of the Company and the President of BII. He also has served as the Secretary of the Company since March 1993. From July 1978 until April 1990, he was Program Director for Lockheed Electronics, a company engaged in aerospace and defense electronics.

     Mr. John D. Abernathy, has served as a Director of the Company since October 1993. Mr. Abernathy is a certified public accountant. Since January 1995, he has been Executive Director of the law firm of Patton Boggs, LLP. From March 1994 to January 1995, he was an independent financial and management consultant. From March 1991 to March 1994, he was the Managing Director of Summit, Solomon & Feldesman, a law firm in dissolution since March 1993. From July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. He also is a director of Oakhurst Company, Inc., a distributor of automotive parts and accessories.

     Mr. Richard D. Condon has served as a Director of the Company since February 1992. Since January 1996, Mr. Condon has been a consultant to and director of Amherst Process Instruments, Inc., a scientific instrumentation company. From 1989 until December 1995, Mr. Condon was a consultant to and director of Analytical Technology, Inc., Boston, Massachusetts, a scientific instrumentation company.

     Mr. John J. Harte has served as a Director of the Company since 1986. He was Vice President, Special Projects of the Company from 1991 until January 1997. He is a certified public accountant and, since 1978, has been Vice President of Mid-Lakes Distributing Inc., a manufacturer and distributor of heating and air conditioning parts and equipment located in Chicago, Illinois. Mr. Harte also serves as a director of IBNET Inc., a global internet company.

     Mr. James C. McGrath, has served as a Director of the Company since January 1994. Mr. McGrath is an international security consultant. Since July 1989, he has been President of McGrath International, Inc., a management consulting firm specializing in the security field.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's Directors are elected by the holders of the Company's Common Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock voting as a single class. There are no family relationships among any of the directors or executive officers.

     Outside directors are entitled to an annual retainer of $3,000 per quarter (plus a $500 quarterly fee for each committee chairperson) and a fee of $1,000 for each meeting attended and $500 for each committee meeting attended (regardless of whether or not the committee meeting is held on the same day as a meeting of the Board of Directors). Pursuant to a consulting agreement with the Company which terminated as of December 31, 1997, in lieu of his annual retainer, Mr. Harte had received a fee of $2,000 per month for services rendered to the Company, and a fee of $1,000 for each meeting he attended in his capacity as a director. See "Employment Agreements and Compensation Arrangements." Pursuant to the terms of the Company's 1997 Stock Compensation Program (the "Stock Compensation Program"), each director who has not been a full-time employee of the Company or any subsidiary for at least the prior 12 months receives an option to purchase 3,000 shares of Common Stock each year on the earlier of (i) the date of the Company's annual meeting of stockholders, or (ii) June 1. Options granted to such directors under the Stock Compensation Program have an exercise price equal to the fair market value per share as of the date of grant. See "--1997 Stock Compensation Program."

     Under the Company's 1991 Directors Warrant Plan (the "1991 Warrant Plan"), each non-employee director, upon election or appointment to the Board, was offered 3,750 warrants, at $0.40 per warrant, each of which was exercisable within five years to purchase one share of Common Stock at an exercise price determined by the Board at the time the warrants were issued, but not less than the current market price for the shares underlying the warrants. The 1991 Warrant Plan required each such new director to use his or her first quarterly director's fee to pay the purchase price for such warrants. The Board of Directors terminated the 1991 Warrant Plan effective May 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Executive Compensation Committee is comprised of Messrs. Abernathy, Harte and McGrath. During the fiscal year ended December 31, 1996, Mr. Harte was also the Vice President, Special Projects, of the Company.

     Until November 1996, Mr. Harte was Chairman of the Board of Labco, and Mr. Binder was a Director of Labco. Mr. Binder also served on the compensation committee of Labco's Board of Directors. Except as described herein, no executive officer of the Company and no member of the Compensation Committee is a member of any other business entity that has an executive officer that sits on the Company's Board or on the Executive Compensation Committee. In January 1996, Mr. Binder received an option to purchase 10,000 shares of Labco common stock at an exercise price equal to the fair market value of the Labco common stock on the date of grant. For certain other transactions between Labco and the Company, see "Certain Transactions--Sale of Subsidiary."

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation paid to the President and Chief Executive Officer and each other executive officer of the Company whose total annual salary and bonus for the year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                   ----------------------------------   -----------------------------------
                                                                        RESTRICTED    SECURITIES               ALL OTHER
        NAME AND          FISCAL    SALARY    BONUS(1)   OTHER ANNUAL     STOCK       UNDERLYING     LTIP     COMPENSATION
   PRINCIPAL POSITION      YEAR      ($)        ($)      COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS      ($)(2)
   ------------------     ------   --------   --------   ------------   ----------   ------------   -------   ------------
Stanley S. Binder.......   1997    $200,000   $350,000          --            --        87,500          --       $9,500
  President and Chief      1996     171,491    63,000           --            --        55,000          --        2,925
  Executive Officer        1995     171,491        --           --            --        45,000          --        5,940
John H. Davies*.........   1997    $136,440   $180,000          --            --        34,000          --       $6,811
  Executive Vice
    President              1996     125,275    43,200           --            --        38,250          --        6,317
  of the Company           1995     125,775        --      $12,149(3)         --        31,250          --        6,317
Kenneth S. Wood.........   1997    $130,000   $170,000          --            --        31,500          --       $8,480
  President of Barringer   1996     111,815    39,600           --            --        33,750          --        2,199
  Instruments, Inc.        1995     111,815        --           --            --        26,250          --        2,283
Richard S. Rosenfeld....   1997    $107,500   $115,000          --            --        27,300          --       $7,085
  Vice President-
    Finance,               1996      96,000    34,200           --            --        27,500          --        1,872
  Chief Financial
    Officer                1995      96,000        --           --            --        22,500          --        4,410

----------------------
 * Amounts converted to U.S. dollars at the average exchange rate for such year.

(1) Represents amounts accrued pursuant to the Company's annual incentive compensation plan.

(2) Represents amounts contributed by the Company pursuant to the Company's tax-qualified 401(k) deferred compensation plan ("401(k) Plan"). In 1997, the 401(k) Plan provided that the Company would make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 5.0% of a participant's salary contributed. In 1996 and 1995, the 401(k) Plan provided that the Company would make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 2.0% of a participant's salary contributed and 50.0% of the next 5.0% of a participant's salary contributed. Company contributions to the 401(k) Plan vest proportionately over a five-year period, commencing at the end of the participant's first year with the Company.

(3) The other annual compensation for Mr. John Davies represented the payment of previously accrued and unpaid vacation pay.

     Effective January 1, 1998, the Company adopted the Barringer Technologies Inc. Supplemental Executive Retirement Plan (the "SERP Plan"). The SERP Plan provides eligible participants with certain retirement benefits supplemental to the Company's 401(k) Plan. Pursuant to the SERP Plan, the Company will make annual contributions to the account of each participant equal to a variable percentage of the participant's base salary and annual cash bonus depending on the Company's achievement of certain performance targets. The actual percentage contribution will be determined by the Executive Compensation Committee, subject to certain parameters. A participant will become vested under the SERP Plan after five years of participation therein. A participant may elect to receive benefits under the SERP Plan commencing at age 60 and is entitled to receive either a lump-sum payment of his or her account balances upon retirement or to use the account balance to purchase an annuity. In the event of the termination of a participant's employment under certain circumstances set forth in the SERP Plan, the participant will be entitled to receive his or her account balance whether or not the participant has become vested under the SERP Plan. Currently, each of the Named Executive Officers participates in the SERP Plan.

OPTION GRANTS

     The following table summarizes certain information relating to the grant of options to purchase Common Stock to each of the Named Executive Officers:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                   NUMBER OF     PERCENT OF TOTAL
                                                  SECURITIES       OPTIONS/SARS
                                                  UNDERLYING        GRANTED TO
                                                 OPTIONS/SARS      EMPLOYEES IN       EXERCISE OR
                     NAME                        GRANTED(#)(2)    FISCAL YEAR(3)    BASE PRICE($/SH)
                     ----                        -------------   ----------------   ----------------
Stanley S. Binder..............................     50,000             32.5%             $9.375
                                                    37,500                               11.780
John H. Davies.................................     25,000             12.6               9.375
                                                     9,000                               11.780
Kenneth S. Wood................................     22,500             11.7               9.375
                                                     9,000                               11.780
Richard S. Rosenfeld...........................     19,500             10.1               9.375
                                                     7,800                               11.780

----------------------
(1) The Company did not grant stock appreciation rights in 1997.

(2) Stock option grants were made in February and December 1997. Stock options granted in the first tranche expire on February 28, 2007 and options granted in the second tranche expire on December 22, 2007. Twenty-five percent of each option grant is exercisable after the first anniversary of the date of grant, 50.0% is exercisable after the second anniversary, 75% is exercisable after the third anniversary and 100% is exercisable after the fourth anniversary.

(3) Options covering a total of 268,900 shares of Common Stock were granted to employees in 1997.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1997 and unexercised options held by such Named Executive Officers as of December 31, 1997.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF UNEXERCISED
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              OPTIONS/SARS              IN-THE-MONEY OPTIONS
                            SHARES                           AT YEAR-END(#)               AT YEAR-END($)(1)
                           ACQUIRED         VALUE      ---------------------------   ---------------------------
         NAME           ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           --------------   -----------   -----------   -------------   -----------   -------------
Stanley S. Binder.....       --              --          54,500         133,000       $701,938       $907,813
John H. Davies........       --              --          37,875          65,625        487,828        558,839
Kenneth S. Wood.......       --              --          32,625          58,875        420,609        491,496
Richard S.
  Rosenfeld...........       --              --          27,250          50,050        350,969        413,022

----------------------
(1) Based on a closing bid price of $14.375 per share for the Common Stock as of December 31, 1997.

     BRL maintained a defined benefit pension plan for its Canadian employees that was terminated on December 31, 1993. Mr. Davies was a participant in that plan. His projected annual benefit at age 65 has been set at approximately $54,000, which amount may be subject to change only in response to changes in the Canadian pension regulatory scheme.

STOCK OPTION PLANS

    1990 Option Plan

     The Company maintained an option plan (the "1990 Option Plan") pursuant to which the Company was authorized to grant options covering a total of 100,000 shares of Common Stock. As of December 31, 1996, options covering a total of 23,750 shares of Common Stock were outstanding thereunder and no further options could be granted thereunder. All of such options expired in January 1997.

    1997 Stock Compensation Program

     In May 1997, the Company adopted the Stock Compensation Program in order to promote the interests of the Company, its direct and indirect present and future subsidiaries and its stockholders by providing eligible persons with the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company as an incentive to remain in the service of the Company. The Stock Compensation Program authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company (the "Employee Plans"). The Stock Compensation Program also authorizes automatic option grants to directors who are not otherwise employed by the Company (the "Independent Director Plan"). In connection with the Stock Compensation Program, 600,000 shares of Common Stock are reserved for issuance, of which up to 500,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. The Stock Compensation Program is administered by the Executive Compensation Committee of the Board of Directors.

     Options and awards granted under the Stock Compensation Program may have an exercise or payment price as established by the Executive Compensation Committee; provided that the exercise price of incentive stock options granted under the Employee Plans may not be less than the fair market value of the underlying shares on the date of grant. Options granted under the Independent Director Plan must have an exercise price equal to the fair market value of the underlying shares on the date of grant.

     Unless otherwise provided at the date of grant, no option or award may vest within one year of the date of grant and no option or award may be exercised more than 10 years from the date of grant. Options granted under the Independent Director Plan vest one year following the date of grant and expire if not exercised on or before the fifth anniversary thereof. Unless otherwise specified by the Executive Compensation Committee, options and awards (other than pursuant to the Independent Director Plan) vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting of any option or award granted under the Stock Compensation Program may be accelerated in certain circumstances, including upon the occurrence of a "Change in Control Event" (as defined in the Stock Compensation Program).

     Options and awards granted under the Stock Compensation Program are nontransferable, except by will or by the laws of descent and distribution. However, the Executive Compensation Committee may permit the recipient of a non-incentive stock option granted under the Employee Plans and options granted under the Independent Director Plan to transfer the option to a family member or a trust created for the benefit of family members. During the lifetime of a participant, an option may be exercised only by the participant or a permitted transferee. In the event that a participant's employment or service terminates as a result of death, all vested awards will be paid to the participant's estate by the Company and the participant's estate or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of death. If the participant's employment or service terminates as a result of retirement or a "disability" (as set forth in the Stock Compensation Program), all vested awards will be paid to the participant by the Company and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participant's employment or service terminates for cause, all options and awards will automatically expire upon termination. If the participant's employment or service terminates other than as a result of death, disability, retirement or termination for cause, the participant will have the right to collect all vested awards immediately and the participant or any permitted transferee will have the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or 30 days from the date of termination, subject to extension at the discretion of the Administrator, or three months from the date of termination in the case of options granted pursuant to the Independent Director Plan. In all cases, any unvested options or awards will terminate as of the date of termination of employment or service.

     The Stock Compensation Program will terminate on February 28, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted under the Stock Compensation Program after its termination; however, termination of the Stock Compensation Program will not affect the status of any option or award outstanding on the date of termination.

     Incentive stock options exercisable for an aggregate of 268,900 shares of Common Stock have been granted to date under the Employee Plans. These options expire 10 years after the date of grant and have a weighted average exercise price of $10.57 per share. Such options are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In addition, pursuant to the terms of the Independent Director Plan, options exercisable for an aggregate of 12,000 shares have been granted to the Company's independent directors to date. These options become exercisable one year from the date of grant, expire five years from the date of grant and have an exercise price, subject to adjustment, of $13.875 per share.

    Exercise Program

     In connection with the options granted by the Company to its employees, the Board of Directors has approved a stock option exercise program (the "Exercise Program"). The Exercise Program permits all employees of the Company and its subsidiaries who are granted stock options (pursuant to either qualified or non-qualified plans) to finance the exercise of such options by causing the Company to issue the shares underlying such options upon receipt by the Company from the employee of a full-recourse demand note evidencing indebtedness to the Company in an amount equal to the exercise price. Such loans, which are secured by the underlying shares of Common Stock, are interest-free for one year from the date on which the employee exercises his or her option, after which interest accrues at the prime rate, which rate is changed monthly. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options. As of March 27, 1998, Messrs. Binder and Wood were indebted to the Company in the amounts of approximately $259,785 and $13,050, respectively, for loans made pursuant to the Exercise Program. During 1997, the largest aggregate amount of indebtedness of Messrs. Binder and Wood pursuant to such loans were approximately $255,199 and $84,650, respectively. The rate of interest charged on each such loan during 1997 was the prime lending rate charged by Summit Bank.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

     The Company has entered into a five-year employment agreement with Mr. Binder, the President and Chief Executive Officer of the Company (the "Employment Agreement"), effective January 1, 1998, pursuant to which Mr. Binder receives a base salary of $250,000 per annum, subject to certain adjustments and to periodic increases as determined by the board of directors. In addition, Mr. Binder is entitled to receive up to a total of three special bonuses during the term of the Employment Agreement, in the amount of $65,000, $65,000 and $70,000, respectively, in the event that the Company's EBITDA (as defined in the Employment Agreement), exceeds certain targeted amounts for any fiscal year during the term of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Binder is also entitled to participate in the Company's cash bonus plan and to participate in the SERP Plan adopted by the Company for certain senior executives. Also, under the terms of the Employment Agreement, Mr. Binder received stock options covering 50,000 shares of Common Stock having an exercise price of $11.78 per share (equal to the fair market value on the date of grant). In the Employment Agreement, the Company has agreed to maintain a $1.0 million term life insurance policy for Mr. Binder's benefit. Mr. Binder is entitled to several perquisites, including a car allowance and reimbursement for the cost of certain financial planning services.

     In the event that Mr. Binder's employment is terminated pursuant to a Without Cause Termination, or Mr. Binder terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), Mr. Binder will be entitled to a severance payment equal to 2.99 times his then-current base salary and to certain other severance benefits. In addition, upon the occurrence of a Change in Control Event (as such term is defined in the Employment Agreement), Mr. Binder has the right to terminate his employment within 180 days, in which event the termination will be treated as a termination for Good Reason with the effects specified above. In addition, the Company has agreed to pay Mr. Binder additional amounts, if necessary, to pay any excise tax Mr. Binder may become subject to in the event that any payment made to him under the Employment Agreement constitutes an "excess parachute payment" within the meaning of Section 209G of the Internal Revenue Code of 1986, as amended.

     Pursuant to the Employment Agreement, Mr. Binder has agreed to certain confidentiality, work-for-hire and non-competition covenants.

     The Company has entered into employment agreements with Messrs. Wood and Rosenfeld which run for a term of one year from November 1, 1996, subject to automatic renewal unless either the employee or the Company gives the other party to the employment agreement 90 days' prior written notice of non-renewal. Pursuant to the employment agreements, Messrs. Wood and Rosenfeld received annual base salaries of $130,000 and $107,500, respectively, for 1997 and will receive annual base salaries of $150,000 and 125,000, respectively, for 1998, subject to periodic increases at the discretion of the Board of Directors, and are entitled to participate in any cash bonus plan maintained by the Company. Both of the employment agreements provide, among other things, that, in the event of a termination of employment by the Company without cause, or a termination by the employee in certain circumstances following a "change in control" of the Company, the employee will be entitled to receive certain severance benefits (payable in equal monthly installments) determined on a formula basis. Both of the employment agreements also contain certain confidentiality and non-competition provisions which continue in effect following the termination of the employee's employment by the Company.

     Since 1991, the Company had been party to a Consulting Agreement with Mr. Harte (the "Consulting Agreement") pursuant to which Mr. Harte received $2,000 per month as compensation. The Consulting Agreement was terminated as of December 31, 1997.

INDEMNIFICATION OF THE DIRECTORS AND OFFICERS

     The Certificate of Incorporation and the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company. Such provisions may provide indemnification to the officers and directors of the Company for liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS
GENERAL

     For a description of certain transactions between Labco and the Company, see "--Sale of Subsidiary" and "Management--Compensation Committee Interlocks and Insider Participation."

     For a description of certain indebtedness of the Named Executive Officers, see "Management -- Stock Option Plans."

     In July 1996, the Company sold to SSF III, which is controlled by Mr. Marxe and of which Mr. Binder is an independent general partner with approximately a 0.01% interest in such partnership, and to the Special Situations Cayman Fund, LP, an affiliate of SSF III (collectively, with SSF III, "SSF"), $450,000 in principal amount of the Company's 6% Subordinated Convertible Debentures due 1997 (the "Debentures"). The Debentures bore interest at the rate of 6.0% per annum, were convertible into shares of Common Stock at a conversion rate of $2.75 and, pursuant to their terms, matured 30 days after the consummation of the Company's November 1996 public offering, unless converted prior thereto. Certain officers and directors of the Company purchased an additional $100,000 in aggregate principal amount of the Debentures. All of the Debentures were converted into shares of Common Stock in December 1996.

     Mr. Abernathy is currently the Executive Director of Patton Boggs, LLP, a Washington, D.C. law firm. During 1997, the Company retained Patton Boggs, LLP to represent the Company in various matters and has retained such firm in 1998.

SALE OF SUBSIDIARY

     Prior to December 1995, the Company controlled Labco, a publicly traded company that provides comprehensive laboratory-based analytical and consulting services in the United States and Mexico, including environmental monitoring and geochemical analysis for the hydrocarbon and mineral exploration industries. In order to focus its resources on its core business and to increase working capital, in December 1995 the Company entered into a Stock Purchase Agreement with Labco (the "Stock Purchase Agreement") pursuant to which the Company sold back to Labco 647,238 shares of Labco's common stock for an aggregate purchase price of $809,000. The purchase price consisted of the cancellation of all inter-company obligations and $300,000 in cash. After giving effect to the sale, the Company continued to own 437,475 shares of Labco's common stock. However, under the terms of the Stock Purchase Agreement, Labco retained an additional 88,260 shares of Labco common stock owned by the Company (the "Retained Shares"), subject to the return of the Retained Shares to the Company upon Labco meeting certain pre-tax earnings goals for 1996. The Company also agreed to terminate all voting arrangements allowing it to vote shares of Labco common stock not owned by it and agreed for a period of 24 months not to enter into any such voting arrangements. See Note 2 of the Notes to Consolidated Financial Statements.

     In October 1996, the Company and Labco entered into a Termination Agreement (the "Termination Agreement") pursuant to which Labco agreed to waive its right of first refusal with respect to, and to terminate the other restrictions on, the transfer of the Company's remaining Labco shares. The Company agreed that, for a period of three months from the date of the Termination Agreement, it would sell such shares at a price of at least $1.6875 per share (the "Target Price") in a distribution in which it would not knowingly sell more than 75,000 shares to any one purchaser or group of related purchasers. Under the Termination Agreement, for such three-month period, the Company agreed to sell its Labco shares as provided above upon receipt of an offer to acquire such shares at a price per share at least equal to the Target Price. The restrictions described above also applied to any shares of Labco common stock issuable to the Company upon the exercise of certain warrants held by the Company. Labco registered the Company's Labco shares for resale pursuant to the Securities Act to facilitate such sales.

     In the Termination Agreement, the Company also agreed to surrender to Labco the Retained Shares and to terminate all remaining inter-company arrangements. In addition, upon the disposition by the Company of at least 250,000 of its shares of Labco common stock, Messrs. Binder and Harte agreed to resign their positions with Labco.

     As of December 31, 1996, the Company had sold its entire interest in Labco and, pursuant to the terms of the Termination Agreement, Messrs. Binder and Harte had resigned their respective positions with Labco.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 1, 1998, the number of shares of Class A Convertible Preferred Stock, Class B Convertible Preferred Stock and Common Stock owned by each Named Executive Officer, each director and all directors and executive officers as a group and any persons (including any "group" as used in Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially 5% or more of such securities. As of February 1, 1998, there were 5,509,854 shares of Common Stock, 45,146 shares of Class A Convertible Preferred Stock and 22,500 shares of Class B Convertible Preferred Stock issued and outstanding. As of that date, none of the executive officers and directors of the Company owned shares of the Company's Class A Convertible Preferred Stock or Class B Convertible Preferred Stock. The business address for all of the executive officers and directors of the Company is 219 South Street, Murray Hill, New Jersey 07974.

                                                            BENEFICIAL         BENEFICIAL
                                                            OWNERSHIP          OWNERSHIP
                                                            OF CLASS A         OF CLASS B      BENEFICIAL OWNERSHIP
                                                           CONVERTIBLE        CONVERTIBLE         OF COMMON STOCK
                                                         PREFERRED STOCK    PREFERRED STOCK           (1)(2)
                                                         ----------------   ----------------   ---------------------
                                                         NUMBER   PERCENT   NUMBER   PERCENT     NUMBER     PERCENT
                                                           OF       OF        OF       OF          OF          OF
                         NAME                            SHARES    CLASS    SHARES    CLASS      SHARES      CLASS
                         ----                            ------   -------   ------   -------   ----------   --------
Stanley S. Binder(3)...................................   --        --       --       --         139,011       2.7%
John H. Davies(4)......................................   --        --       --       --         121,667       2.2
John J. Harte(5).......................................   --        --       --       --          51,100      *
Richard D. Condon(6)...................................   --        --       --       --          32,250      *
John D. Abernathy(7)...................................   --        --       --       --          29,204      *
James C. McGrath(8)....................................   --        --       --       --          22,250      *
Kenneth S. Wood(9).....................................   --        --       --       --          57,136       1.0
Richard S. Rosenfeld(10)...............................   --        --       --       --          50,661      *
All directors and executive officers as a group
  consisting of eight (8) persons......................   --        --       --       --         503,279       8.7
Austin W. Marxe(11)....................................   --        --       --       --       1,026,822      18.0
153 E. 53rd St.
NY, NY 10022
Perkins Capital Management, Inc.(12) ..................   --        --       --       --         554,559      10.1
708 East Lake Street
Wayzata, MN 55391
Corbyn Investment Management, Inc.(13).................   --        --       --       --         400,100       7.3
2330 W. Joppa Road
  Suite 108
Lutherville, MD 21093
Westcliff Capital Management, LLC(14)..................   --        --       --       --         439,225       6.9
200 Seventh Avenue,
  Suite 105
Santa Cruz, CA 95062
Richard S. Spencer III(14).............................   --        --       --       --         439,225       6.9
200 Seventh Avenue,
  Suite 105
Santa Cruz, CA 95062
David R. Korus(14).....................................   --        --       --       --         439,225       6.9
152 W. 57(th)Street
New York, NY 10019
Ronald and Kathleen Hanna..............................  21,549    47.7%     --       --           7,795      *
135 South Horizon Circle
Prescott, AZ 86303
Max Gerber(15).........................................   --        --      12,500   55.6%         4,536      *
26 Broadway
New York, NY 10004-1776
Paul Spitzberg(16).....................................   --        --      10,000    44.4         3,639      *
16 Whiteowl Road
Tenafly, NJ 07670

----------------------
  *  Less than 1%

 (1) Assumes the exercise of all outstanding warrants for Common Stock, the conversion of each outstanding share of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into Common Stock and the exercise of all options exercisable within 60 days of February 1, 1998 for each person or entity.

 (2) Certain amounts shown are subject to adjustment in certain circumstances.

 (3) Includes 72,875 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 1, 1998 and 12,500 shares of Common Stock issuable upon exercise of warrants owned by Mr. Binder. Excludes shares of Common Stock beneficially owned by SSF III of which Mr. Binder is an independent general partner. Mr. Binder disclaims any beneficial interest in such shares.

 (4) Includes 50,372 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 1, 1998 and 12,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Davies.

 (5) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 1, 1998.

 (6) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 1, 1998 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Condon.

 (7) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable with 60 days of February 1, 1998 and 6,250 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Abernathy.

 (8) Includes 13,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 1, 1998 and 3,750 shares of Common Stock issuable upon the exercise of warrants owned by Mr. McGrath.

(9) Includes 43,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 1, 1998.

(10) Includes 36,625 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of February 1, 1998 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Rosenfeld. Also includes 3,636 shares of Common Stock owned by Mr. Rosenfeld's child.

(11) Includes (i) 502,580 shares of Common Stock and 256,667 shares of Common Stock issuable upon the exercise of warrants owned by SSF III, and (ii) 174,242 shares of Common Stock and 93,333 shares of Common Stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P. (the "Cayman Fund"). AWM Investment Company, Inc. ("AWM") is the sole general partner of the Cayman Fund and the sole general partner of MGP Advisors Limited ("MGP"), a general partner of SSF III. Mr. Marxe is the President and Chief Executive Officer of AWM and the principal limited partner of MGP. Accordingly, Mr. Marxe may be deemed to be the beneficial owner of all of the shares of Common Stock held by SSF III and the Cayman Fund. Mr. Binder is an independent general partner of SSF III. Mr. Binder disclaims beneficial ownership of all shares held by SSF III.

(12) Consists of 319,150 shares of Common Stock owned by clients of Perkins Capital Management, Inc. ("Perkins Capital") and 235,409 shares of Common Stock held by The Perkins Opportunity Fund (the "Perkins Fund"), for which Perkins Capital acts as investment adviser. Perkins Capital disclaims any beneficial interest in the shares of Common Stock held by the Perkins Fund.

(13) Consists of 76,100 shares of Common Stock owned by Corbyn Investment Management, Inc. and 324,000 shares of Common Stock owned by Greenspring Fund, Inc.

(14) Includes 135,425 shares of Common Stock owned by Westcliff, LLC ("WL"), 47,175 shares of Common Stock owned by Westcliff Partners, L.P. ("WP") and 88,250 shares of Common Stock owned by Westcliff Long/Short, L.P. ("WLS"). Westcliff Capital Management, LLC ("WCM") is the investment adviser to and a general partner of WP and WLS and WL is a general partner of WP and WLS. Messrs. Spencer and Korus are the sole managers of WCM and WL.

(15) Includes 4,447 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock.

(16) Includes 3,558 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following is a brief summary of certain provisions of the capital stock of the Company. Such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Certificate of Incorporation, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, 1,000,000 shares of Convertible Preferred Stock, par value $1.25 per share, and 4,000,000 shares of Preferred Stock, par value $2.00 per share, of which 270,000 shares are designated as Class A Convertible Preferred Stock and 730,000 shares are designated as Class B Convertible Preferred Stock. As of February 1, 1998, the Company had outstanding 5,509,854 shares of Common Stock, no shares of Convertible Preferred Stock, 45,146 shares of Class A Convertible Preferred Stock and 22,500 shares of Class B Convertible Preferred Stock. The Company currently intends to redeem the outstanding shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock as soon as permitted under the terms thereof. Upon completion of this Offering, the Company will have outstanding 7,509,854 shares of Common Stock (7,809,854 shares if the Underwriters' over-allotment option is exercised in full). In addition, the Company will have 1,594,936 shares of Common Stock reserved for issuance pursuant to options, warrants and convertible securities outstanding as of February 1, 1998. See "Shares Eligible For Future Sale." As of February 1, 1998, there were approximately 1,000 record holders of Common Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share on all matters on which the holders of Common Stock are entitled to vote. Subject to the rights of the outstanding shares of Convertible Preferred Stock and Preferred Stock, the holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation or dissolution after payment or provision for all liabilities and the preferential liquidation rights of the Convertible Preferred Stock and Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase any shares of any class of stock of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company pursuant to the Offering will be, upon payment therefor, fully paid and non-assessable.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time in one or more classes or series, and the Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to fix the rights, preferences and privileges of the shares and the qualifications, limitations or restrictions thereon, the number of shares constituting such class or series and the designation thereof, without any further vote or action by the stockholders. Unless the designations establishing a particular series of Preferred Stock provide that the shares of such series of Preferred Stock rank junior to the Convertible Preferred Stock, all outstanding shares of Preferred Stock will rank pari passu with the Convertible Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. Depending upon the rights of such Preferred Stock, the issuance of additional Preferred Stock could adversely affect the holders of Common Stock. For example, Preferred Stock issued by the Company may rank senior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

     The Board of Directors has designated two series of Preferred Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock. As indicated above, the Company currently intends to redeem the outstanding shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock as soon as permitted under the terms thereof. Based on the recent trading history for the Common Stock, the Company anticipates that it will be permitted to redeem the outstanding shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock on or about April 29, 1998.

     Class A Convertible Preferred Stock

     Holders of Class A Convertible Preferred Stock are entitled to receive or have set apart for payment, when and as declared by the Board of Directors, cumulative dividends at an annual rate of $0.16 per share, payable semi-annually in cash or shares of Common Stock at the Company's option. Holders of shares of Class A Convertible Preferred Stock are entitled to convert each share of Class A Convertible Preferred Stock into 0.361745 of a share of Common Stock. The number of shares of Common Stock into which each share of Class A Convertible Preferred Stock is convertible is subject to adjustment in certain events. The Class A Convertible Preferred Stock is redeemable any time, at the Company's option, after the closing price of the Common Stock has been $12.00 or more for 90 consecutive trading days, in whole or in part, at $2.00 per share, plus accrued dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class A Convertible Preferred Stock will be entitled to a liquidation preference of $2.00 per share plus accrued dividends. Holders of Class A Convertible Preferred Stock are entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote, vote together with the holders of the Common Stock the Convertible Preferred Stock and the Class B Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock held by such holder is then convertible. Holders of Class A Convertible Preferred Stock also are entitled to vote as a class in certain limited circumstances.

     Class B Convertible Preferred Stock

     Holders of Class B Convertible Preferred Stock are entitled to receive or have set apart for payment, when and as declared by the Board of Directors, cumulative dividends at an annual rate of $0.16 per share, payable semi-annually in cash or shares of Common Stock at the Company's option. Holders of shares of Class B Convertible Preferred Stock are entitled to convert each share of Class B Convertible Preferred Stock at any time after the date of issuance thereof, into 0.355839 of a share of Common Stock. The number of shares of Common Stock into which each share of Class B Convertible Preferred Stock is convertible is subject to adjustment in certain events. The Class B Convertible Preferred Stock is redeemable any time, at the Company's option, after the closing price of the Common Stock has been $12.00 or more for 90 consecutive trading days, in whole or in part, at $2.00 per share, plus accrued dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class B Convertible Preferred Stock will be entitled to a liquidation preference of $2.00 per share, plus accrued dividends. Holders of Class B Convertible Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, vote together with the holders of Common Stock, the Convertible Preferred Stock and the Class A Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Class B Convertible Preferred Stock held by such holder is then convertible. Holders of Class B Convertible Preferred Stock also are entitled to vote as a class in certain limited circumstances.

CONVERTIBLE PREFERRED STOCK

     No Convertible Preferred Stock is currently issued or outstanding, and the Company has no current plan to issue any shares of Convertible Preferred Stock. Holders of Convertible Preferred Stock, when and if issued, will be entitled to receive or have set apart for payment, when and as declared by the Board of Directors, cumulative dividends at an annual rate of $.10 per share, payable semi-annually in Common Stock. Holders of shares of Convertible Preferred Stock will be entitled to convert each share of Convertible Preferred Stock at any time prior to the fourth anniversary of the date of issuance thereof, into one share of Common Stock. The Company will be entitled to force a conversion of the Convertible Preferred Stock, but not with respect to less than all of the outstanding shares, upon the occurrence of certain events. The number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible is subject to adjustment in certain events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Convertible Preferred Stock will be entitled to a liquidation preference of $1.25 per share. Holders of Convertible Preferred Stock will be entitled to vote on all matters on which the holders of Common Stock vote, vote together with the Common Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Convertible Preferred Stock held by such holder is then convertible. Holders of Convertible Preferred Stock will also be entitled to vote as a class in certain circumstances including, a merger, consolidation, a sale of substantially all of the Company's assets and the adoption of stock option or other incentive plans.

CERTAIN CHARTER PROVISIONS

     The Certificate of Incorporation contains provisions which require the favorable vote by the holders of not less than 80.0% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10.0% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law generally restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15.0% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85.0% of the corporation's voting stock in the same transaction in which it exceeds 15.0%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. At present, the Company does not intend to make such an election. Section 203 may render more difficult a change in control of the Company or the removal of incumbent management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

COMMON STOCK PURCHASE WARRANTS

     In connection with its November 1996 public offering, the Company issued an aggregate of 1,437,500 Warrants. Each Warrant entitles the registered holder thereof to purchase one-quarter of a share of Common Stock at an exercise price of $9.847 per share prior to November 12, 1999, subject to adjustment in certain circumstances. The Warrants are subject to redemption by the Company, at $0.25 per Warrant (subject to adjustment under certain circumstances), upon not less than 30 days' prior written notice, if the bid price of the Common Stock as reported by Nasdaq averages in excess of 200% of the exercise price of the Warrants for a period of 30 days ending within 15 days of the redemption notice date. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice. Except as described above, modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant or any other modification to the Warrants requires the consent of the holders of two-thirds of the outstanding Warrants.

     In connection with the November 1996 public offering, the Company sold to the managing underwriter Underwriter's Warrants (the "Underwriter's Warrants") to purchase from the Company 125,000 shares of Common Stock at an exercise price of $10.276 per share and 125,000 Warrants at an exercise price of $0.06 per Warrant. The Underwriter's Warrants are exercisable with respect to the Common Stock for a period of four years commencing November 12, 1997 and with respect to the Warrants for a period of two years commencing November 12, 1997.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, based on shares outstanding as of February 1, 1998, the Company will have outstanding approximately 7,509,854 shares of Common Stock assuming no exercise or conversion of options, warrants and convertible securities after February 1, 1998. All of the outstanding shares, including the 2,000,000 shares offered hereby (2,300,000 shares if the Underwriters' over-allotment option is exercised in full), will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. An additional 1,594,936 shares of Common Stock are issuable upon the conversion or exercise of stock options, warrants and convertible securities outstanding as of February 1, 1998, 1,438,686 of which have been registered for resale by the holders thereof and are, therefore, freely tradable and the balance of which are subject to registration rights pursuant to which the holders thereof can cause the Company to effect the registration of such shares for resale.

     The holders of an aggregate of 709,621 shares of Common Stock (including 534,550 shares issuable upon the exercise or conversion of outstanding options, warrants and convertible securities), have agreed with the Underwriters not to offer or sell, directly or indirectly, or otherwise reduce their risk in, any securities of the Company, for a period of 90 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of BancAmerica Robertson Stephens. Following the lock-up period, all of the shares subject to the lock-up agreements will be available for immediate sale.

     Sales of substantial amounts of such shares in the public market, or the perception that such sales might occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens and Pacific Growth Equities, Inc. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the numbers of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BancAmerica Robertson Stephens..............................    840,000
Pacific Growth Equities, Inc. ..............................    840,000
Barrington Research Associates, Inc. .......................     80,000
Cruttenden Roth Incorporated................................     80,000
Gerard Klauer Mattison & Co., LLC...........................     80,000
Needham & Company, Inc. ....................................     80,000
                                                              ---------
    Total...................................................  2,000,000
                                                              =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $0.41 per share, of which $0.10 may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the same price per share paid for the 2,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,000,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

     The directors and certain officers of the Company, who hold an aggregate of 709,621 shares of Common Stock (including 534,550 shares issuable upon the exercise or conversion of outstanding options, warrants and convertible securities), have agreed with the Underwriters that, for a period of 90 days from the date of this Prospectus (the "Lock-Up Period"), they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which such holders have or hereafter acquire the power of disposition (subject to certain exceptions) without the prior written consent of BancAmerica Robertson Stephens, which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of BancAmerica Robertson Stephens, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (subject to certain exceptions). The offering price of the Common Stock was determined by negotiations between the Company and the Representatives of the Underwriters, based in part upon the market price for the Common Stock as reported on the Nasdaq National Market.

     In connection with this Offering, certain Underwriters and selling group members (if any) who are qualified market makers on The Nasdaq Stock Market may engage in passive market making transactions in the Common Stock and the Warrants on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of this Offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock and the Warrants at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock or the Warrants. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this Offering. Such transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Lowenstein Sandler PC, Roseland, New Jersey. Certain legal matters will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements included in the Prospectus of Barringer Technologies Inc. and subsidiaries as of December 31, 1996 and 1997 and each of the years in the three year period ended December 31, 1997, have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                          BARRINGER TECHNOLOGIES INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1995, 1996 and 1997..........................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1995, 1996 and 1997..............  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1996 and 1997..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Barringer Technologies Inc.
Murray Hill, New Jersey

     We have audited the accompanying consolidated balance sheets of Barringer Technologies Inc. as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barringer Technologies Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Woodbridge, New Jersey
February 19, 1998 (March 13, 1998 as to Note 16)

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (In thousands, except par value)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1997
                                                              --------      --------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,276      $  8,188
  Marketable securities.....................................     4,328         2,499
  Trade receivables, less allowances of $63 and $109........     3,521         7,908
  Inventories (note 2)......................................     2,270         3,049
  Prepaid expenses and other................................       498           887
  Deferred tax asset (note 6)...............................       731         1,506
                                                              --------      --------
     Total current assets...................................    16,624        24,037
Machinery and equipment, net (note 3).......................       595         1,505
Other.......................................................       104            66
                                                              --------      --------
                                                              $ 17,323      $ 25,608
                                                              ========      ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable (note 4).....................................  $    174      $     --
  Accounts payable..........................................     1,009         1,324
  Accrued liabilities.......................................       421           473
  Accrued payroll and related taxes.........................       522         1,520
  Accrued commission........................................       112           801
  Foreign income taxes payable (note 6).....................       115           255
                                                              --------      --------
     Total current liabilities..............................     2,353         4,373
Non-current liabilities.....................................       117           121
Commitments (note 7)
Stockholders' equity (note 5):
  Convertible preferred stock, $1.25 par value, 1,000 shares
     authorized, none outstanding...........................        --            --
  Preferred stock, $2.00 par value, 4,000 shares authorized.
     270 shares designated class A convertible preferred
     stock, 60 and 45 shares outstanding, less discount of
     $47 and $35, respectively..............................        74            55
     730 shares designated class B convertible preferred
     stock, 123 and 23 shares outstanding, respectively.....       245            45
  Common stock, $0.01 par value, 7,000 and 20,000 shares
     authorized, respectively and 5,357 and 5,495 shares
     outstanding, respectively..............................        54            55
  Additional paid-in capital................................    29,430        30,209
  Accumulated deficit.......................................   (14,522)       (8,780)
  Cumulative foreign currency translation adjustment........      (415)         (457)
                                                              --------      --------
                                                                14,866        21,127
  Less: common stock in treasury, at cost, 31 shares........       (13)          (13)
                                                              --------      --------
     Total stockholders' equity.............................    14,853        21,114
                                                              --------      --------
                                                              $ 17,323      $ 25,608
                                                              ========      ========

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                               1995        1996         1997
                                                              ------      -------      -------
Revenues....................................................  $6,374      $10,923      $22,689
Cost of revenues............................................   3,601        5,363        9,008
                                                              ------      -------      -------
  Gross profit..............................................   2,773        5,560       13,681
Operating expenses:
  Selling, general and administrative.......................   3,305        3,734        7,971
  Product development.......................................     354          230          715
                                                              ------      -------      -------
         Total operating expenses...........................   3,659        3,964        8,686
                                                              ------      -------      -------
    Operating income (loss).................................    (886)       1,596        4,995
Other income, (expense):
  Interest expense..........................................    (240)        (228)          (9)
  Equity in earnings of unconsolidated subsidiary...........      --          117           --
  Gain on sale of investment in unconsolidated subsidiary...      --          123           --
  Investment income.........................................      --           72          450
  Other, net................................................     (52)         (12)         (53)
                                                              ------      -------      -------
                                                                (292)          72          388
    Income (loss) before income tax benefit.................  (1,178)       1,668        5,383
Income tax benefit (note 6).................................      --          391          371
                                                              ------      -------      -------
    Income (loss) from continuing operations................  (1,178)       2,059        5,754
Operation held for sale (note 13):
  Income from operations....................................     258           --           --
  Gain on sale of portion of investment.....................      93           --           --
                                                              ------      -------      -------
                                                                 351            0            0
                                                              ------      -------      -------
         Net income (loss)..................................    (827)       2,059        5,754
Preferred stock dividends...................................     (82)         (39)         (12)
                                                              ------      -------      -------
Net income (loss) attributable to common stockholders.......  $ (909)     $ 2,020      $ 5,742
                                                              ======      =======      =======
Basic per share data (notes 1 and 14):
  Income (loss) from continuing operations..................  $(0.39)     $  0.55      $  1.05
  Income from operation held for sale.......................    0.08           --           --
  Gain on sale of operation held for sale...................    0.03           --           --
                                                              ------      -------      -------
         Net income (loss)..................................  $(0.28)     $  0.55      $  1.05
                                                              ======      =======      =======
Diluted per share data (notes 1 and 14):
  Income (loss) from continuing operations..................  $(0.39)     $  0.46      $  0.92
  Income from operation held for sale.......................    0.08           --           --
  Gain on sale of operation held for sale...................    0.03           --           --
                                                              ------      -------      -------
         Net income (loss)..................................  $(0.28)     $  0.46      $  0.92
                                                              ======      =======      =======
Weighted average common and common
  equivalent shares outstanding:
  Basic.....................................................   3,283        3,695        5,456
                                                              ======      =======      =======
  Diluted...................................................   3,283        4,440        6,257
                                                              ======      =======      =======

                See notes to consolidated financial statements.

                          BARRINGER TECHNOLOGIES INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                   COMMON        PREFERRED       CLASS A         CLASS B
                                                   STOCK           STOCK        PFD. STK.       PFD. STK.
                                      TOTAL     ------------    -----------    -----------    -------------   PAID IN    ACCUM.
                                     EQUITY     SHRS    AM'T    SHRS   AM'T    SHRS   AM'T    SHRS    AM'T    CAPITAL   DEFICIT
                                     -------    -----   ----    ----   ----    ----   ----    ----    -----   -------   --------
Balance--January 1, 1995...........    1,186    2,872    29      445   555      83    101      318      635   16,036     (15,633)
  Sale of units in private
    placement, net.................      888      383     4                                                      884
  Conversion of preferred stock....        0      159     2     (445)  (555)                   (60)    (120)     673
  Change in warrant exercise price
    in payment of debt.............       10                                                                      10
  1995 dividend on preferred
    stock..........................        0       65                                                             82         (82)
  Net loss.........................     (827)                                                                               (827)
  Translation adjustment...........       68
                                     -------    -----   ---     ----   ----    ---    ----    ----    -----   -------   --------
Balance--December 31, 1995.........    1,325    3,479    35        0     0      83    101      258      515   17,685     (16,542)
  Sale of securities, net of
    expense ($741).................   10,401    1,437    14                                                   10,387
  Conversion of preferred stock....        0       55     1                    (23)   (27)    (135)    (270)     296
  Issuance and exercise of stock
    options and warrants...........       42       15                                                             42
  Conversion of debentures.........    1,000      364     4                                                      996
  Preferred stock dividends........      (15)       7                                                             24         (39)
  Net income.......................    2,059                                                                               2,059
  Translation adjustment...........       41
                                     -------    -----   ---     ----   ----    ---    ----    ----    -----   -------   --------
Balance--December 31, 1996.........   14,853    5,357..  54        0     0      60     74      123      245   29,430*    (14,522)
  Conversion of preferred stock....        0       41                          (15)   (19)    (100)    (200)     219
  Issuance and exercise of stock
    options and warrants...........      490       97     1                                                      489
  Repayment of stockholder loan....       71                                                                      71
  Net income.......................    5,754                                                                               5,754
  Translation adjustment...........      (42)
  Preferred stock dividends........      (12)                                                                                (12)
                                     -------    -----   ---     ----   ----    ---    ----    ----    -----   -------   --------
Balance--December 31, 1997.........  $21,114    5,495.. $55        0   $ 0      45    $55       23    $  45   $30,209*  $ (8,780)
                                     =======    =====   ===     ====   ====    ===    ====    ====    =====   =======   ========


                                     FOREIGN   TREAS.
                                     TRANSL    STOCK
                                     -------   ------
Balance--January 1, 1995...........    (524)     (13)
  Sale of units in private
    placement, net.................
  Conversion of preferred stock....
  Change in warrant exercise price
    in payment of debt.............
  1995 dividend on preferred
    stock..........................
  Net loss.........................
  Translation adjustment...........      68
                                     ------     ----
Balance--December 31, 1995.........    (456)     (13)
  Sale of securities, net of
    expense ($741).................
  Conversion of preferred stock....
  Issuance and exercise of stock
    options and warrants...........
  Conversion of debentures.........
  Preferred stock dividends........
  Net income.......................
  Translation adjustment...........      41
                                     ------     ----
Balance--December 31, 1996.........    (415)     (13)
  Conversion of preferred stock....
  Issuance and exercise of stock
    options and warrants...........
  Repayment of stockholder loan....
  Net income.......................
  Translation adjustment...........     (42)
  Preferred stock dividends........
                                     ------     ----
Balance--December 31, 1997.........  $ (457)    $(13)
                                     ======     ====

------------

* At December 31, 1997 and 1996 net of note receivable of $203 and $274, respectively, from the sale of stock.

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1995     1996      1997
                                                              ------   -------   -------
Net income (loss)...........................................  $ (827)  $ 2,059   $ 5,754
Items not affecting cash:
  Depreciation and amortization.............................     362       115       272
  Inventory write-down and receivable reserves..............     656        22       332
  Income from and gain on sale of investment in Labco.......    (351)     (240)       --
  Pension recovery..........................................    (147)       --        --
  Deferred tax benefit......................................      --      (506)     (775)
  Prepaid pension cost......................................     (78)       --        --
  Other.....................................................      71        50        30
Increase in non-cash working capital balances...............    (397)   (2,947)   (3,655)
                                                              ------   -------   -------
    Cash provided by, (used in) operating activities........    (711)   (1,447)    1,958
                                                              ------   -------   -------
Investing activities:
  Purchase of machinery and equipment.......................    (358)     (124)   (1,190)
  Sale of (investment in) marketable securities.............      --    (4,328)    1,829
  Proceeds on sale of investment in Labco...................     300       574        --
                                                              ------   -------   -------
    Cash provided by, (used in) investing activities........     (58)   (3,878)      639
                                                              ------   -------   -------
Financing activities:
  Proceeds on issuance of Convertible Subordinated
    Debentures..............................................      --     1,000        --
  Reduction in long-term debt...............................      --      (300)       --
  Decrease in bank debt and other...........................    (412)     (570)     (174)
  Proceeds on issuance of equity securities.................     888    10,443       430
  Repayment of stockholder loan.............................      --        --        71
  Rent inducement...........................................     108        --        --
  Payment of dividends on preferred stock...................      --       (15)      (12)
                                                              ------   -------   -------
    Cash provided by financing activities...................     584    10,558       315
                                                              ------   -------   -------
Increase (decrease) in cash and cash equivalents............    (185)    5,233     2,912
Cash and cash equivalents--beginning of year................     267        43     5,276
Less cash held for sale.....................................     (39)       --        --
                                                              ------   -------   -------
Cash and cash equivalents--end of year......................  $   43   $ 5,276   $ 8,188
                                                              ======   =======   =======
Changes in components of non-cash working capital balances
  related to operations:
  Trade receivables.........................................  $   38   $(2,010)  $(4,433)
  Inventories...............................................    (281)     (649)   (1,065)
  Other current assets......................................      60      (248)     (389)
  Other assets..............................................     (12)       39        38
  Accounts payable and accrued liabilities..................    (202)      (79)    2,194
                                                              ------   -------   -------
Increase in non-cash working capital balances...............  $ (397)  $(2,947)  $(3,655)
                                                              ======   =======   =======

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements comprise the accounts of the Company and its continuing subsidiary companies. All intercompany transactions have been eliminated.

  Principles of Translation

     Assets and liabilities of the Company's foreign subsidiaries are translated by using year-end exchange rates and statement of operation items are translated at average exchange rates for the year. Translation adjustments are accumulated in a separate component of stockholders' equity.

  Inventories

     Materials and supplies are carried at the lower of average cost or replacement cost. Finished goods and work-in process are carried at the lower of average cost or net realizable value.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation of owned equipment is computed on a straight-line basis over the estimated useful lives of the related assets, generally from three to ten years. Leasehold improvements are amortized over the term of the related lease, generally from five to ten years, which approximates the useful lives of these improvements. Equipment under capital leases is amortized on a straight-line basis over the term of the lease, generally four to ten years, which approximates the estimated useful lives of the leased equipment.

  Per Share Data

     In December, 1997, as required, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") which establishes standards for computing and presenting earnings per share. SFAS 128 replaces the presentation of primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share, respectively. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed assuming the conversion of convertible preferred stock and the exercise or conversion of common equivalent shares, if dilutive, consisting of unissued shares under options and warrants. In accordance with SFAS 128 all prior periods presented have been restated to conform to the new presentation.

  Statement of Cash Flows

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

     The Company recognizes revenue on the percentage of completion method for its research and development contracts with progress measured based on the ratio of costs incurred to the total estimated cost, and generally, when product is shipped for all other sales. Where the Company receives contracts for the design and construction of specialty instruments that require long manufacturing times, the Company will also recognize revenue on the percentage of completion method similar to its recognition method in the research and development business.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     For the years ended December 31, 1995 and 1996, the Company had recognized revenues of $264,000 and $49,000 respectively, on jobs in process and had incurred related costs of $183,000 and $25,000 respectively, of which $210,000 and $0, respectively, were billed to customers. For the year ended December 31, 1997, the Company did not have any significant contracts in progress.

  Financial Instruments and Credit Risk Concentration

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Concentrations of credit risk with respect to such receivables are limited to primarily governmental agencies. Marketable securities consists primarily of investments in U.S. government and agency obligations and commercial paper.

  Long-Lived Assets

     Long-lived assets, such as machinery and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. If and when any such impairment exists, the related assets will be written down to fair value. This policy is in accordance with Statement of Financial Accounting Standards No. 121, ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", which the Company adopted effective for the year ended December 31, 1996. No write-downs have been necessary through December 31, 1997.

  Stock-Based Compensation

     The Company has adopted the disclosure only provisions of SFAS 123, "Accounting for Stock-Based Compensation", but applies Accounting Principle Board Opinion No. 25 "Accounting for Stock Issued to Employees", in accounting and measuring compensation expense related to stock option plans. There was no compensation expense related to the issuance of stock options to employees for the years ended December 31, 1995, 1996 and 1997. In 1996, the Company recorded compensation expense in the amount of $60,000 relating to stock options awarded to the Company's independent directors (see note 5 for pro-forma disclosure required by SFAS 123).

  Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company has the ability and intent to hold all marketable securities through their respective maturity dates.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Many of the Company's estimates and assumptions used in the financial statements relate to the Company's products, which are subject to technology and market changes. It is reasonably possible that changes may occur in the near term that would affect management's estimates with respect to accounts receivable, inventories, equipment and deferred income taxes.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

  Recent Pronouncements of the Financial Accounting Standards Board

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and will be effective for fiscal years beginning after December 15, 1997. The Company will be reviewing this document to determine its applicability to the Company, and has elected not to adopt early application.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the relatively recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

2.  INVENTORIES

     At December 31, 1996 and 1997, the Company had parts, subassemblies and work in process of $1,483,000, and $2,748,000 and finished goods of $787,000, and $301,000, respectively.

3.  MACHINERY AND EQUIPMENT

     The major categories of machinery and equipment are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1997
                                                            -----------    -----------
  Office equipment........................................  $   395,000    $   969,000
  Machinery and equipment.................................    1,857,000      1,986,000
  Leasehold improvements..................................       64,000         70,000
                                                            -----------    -----------
                                                              2,316,000      3,025,000
  Accumulated depreciation................................   (1,721,000)    (1,520,000)
                                                            -----------    -----------
Totals....................................................  $   595,000    $ 1,505,000
                                                            ===========    ===========

4.  NOTE PAYABLE

     The Company's Canadian subsidiary, Barringer Research Ltd. ("BRL"), had a financing arrangement with the Ontario Development Corporation ("ODC") for a $730,000 export line of credit. In January 1997, the Company paid all amounts owed to the ODC and the facility was terminated.

     BRL's line of credit arrangement with the Toronto-Dominion Bank ("Bank") was terminated by BRL in December 1996 upon the payment of all amounts due to the Bank. During December 1996, the Company placed in an interest bearing account $280,000 in order to secure a performance bond that

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES was previously issued by the Bank. At December 31, 1996, this deposit was restricted. On February 12, 1997, the bond was canceled and the deposit released.

5.  STOCKHOLDERS' EQUITY

  Public Offering

     On November 12, 1996, the Company completed the sale of 1,250,000 shares ("Shares") of common stock and 1,250,000 Common Stock Purchase Warrants ("Warrants") in a public underwriting. On December 12, 1996, the underwriters exercised their over-allotment option and acquired an additional 187,500 Shares and 187,500 Warrants. The aggregate net proceeds to the Company, after all expenses of the offering, was approximately $10,401,000.

  Private Offerings

     On May 9, 1995, the Company completed the private placement of its securities to two institutional investors. The private placement consisted of 125 Units priced at $6,000 each for an aggregate sales price of $750,000. Each Unit ("Unit") consisted of 2,500 shares of the Company's common stock and a five year warrant to purchase 2,500 shares of the Company's common stock at $1.96 per share. In addition, in order to induce the institutional investors to enter into this transaction, an additional three year warrant to acquire 37,500 shares of the Company's common stock at $1.96 per share was issued.

     On June 30, 1995, the Company completed an additional private placement in which it sold an additional 128 Units, including 22 Units to seven members of senior management and the Company's Board of Directors, for proceeds aggregating $168,000. This private placement did not include the additional three year warrant.

     On July 10, 1996, the Company completed the sale of $1,000,000 of its 6% Convertible Subordinated Debentures, ("Debentures") due 1997, in a private transaction to private investors including members of management. These debentures were convertible into shares of the Company's Common Stock at the rate of $2.75 per share and mature on the earlier of (i) 30 days after the completion of an underwritten public offering or a private placement by the Company of its equity securities pursuant to which the Company receives net proceeds in an aggregate amount in excess of $5,000,000, or (ii) July 9, 1997. Interest is payable semi-annually. A portion of the net proceeds of the sale of these debentures were used to repay the 12 1/2% Subordinated Convertible Debentures due 1996. All of the Debentures were converted into 363,628 shares of common stock in December 1996, as a result of the public offering.

  Due from Officers/Shareholders

     In connection with the exercise of options to acquire 190,000 shares of the Company's Common Stock, two officers of the Company signed full recourse interest bearing (no interest the first year, prime rate thereafter) unsecured promissory demand notes aggregating $274,000 that was available to them under the Company's stock option purchase program. Under that program the Company has arranged for a market-maker in the Company's Common Stock, to coordinate the orderly sale in the open market of a portion of the Common Stock to be received by the employees upon the exercise of their options in an amount sufficient to repay the loan and related interest. As of December 31, 1997, and 1996, $203,000 and $274,000, respectively, was outstanding.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

  Common Stock Outstanding or Reserved for Issuance

     The following table sets forth the number of shares of Common Stock outstanding as of December 31, 1997 as well as the number of shares of Common Stock that would be outstanding in the event that all of the options and warrants are exercised and all Series of Convertible Preferred Stock and Debentures are converted into Common Stock.

                                                                 COMMON STOCK
                                                  EXERCISE,     OUTSTANDING OR
                                                CONVERSION OR    RESERVED FOR
                                                OPTION PRICE       ISSUANCE
                                               ---------------  --------------
Common stock.................................                      5,495,354
Class A convertible preferred stock..........         0.361745        16,331
Class B convertible preferred stock..........         0.355839         8,006
Stock options (i)............................  $1.00 to $14.00       691,025
Private placement warrants (ii)..............            $1.96       387,499
Public warrants (iii)........................           $9.847       342,825
Underwriter's warrants (iii).................          $10.276       125,000
Underlying warrants (iii)....................           $9.847        31,250
Directors' warrants (iv).....................   $7.11 to $8.01         7,500
                                                                   ---------
Total........................................                      7,104,790
                                                                   =========

     All outstanding warrants expire between May 9, 1998 and December 22, 2007.

  (i) Stock Compensation Plans

     From time to time, the Company has granted non-qualified options to various employees and directors. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for the plans. Under APB Opinion 25, because the exercise price of the Company's stock options issued to employees equals the market price of the underlying stock on the date of grant, no compensation is recognized.

     SFAS 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income (loss) and earnings (loss) per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS
123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-price model with the following weighted average assumptions used for grants in 1995, 1996 and 1997; no dividend yield; expected volatility of 46.5% in 1997 and 30% in 1996 and 1995; risk-free weighted average interest rates of 6.03% in 1997 and 7.11% in 1996 and 1995; and expected lives of 5 years for the options.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     Under the accounting provisions of SFAS 123, the Company's net income
(loss), basic earnings (loss) per share and diluted earnings (loss) per share on a pro-forma basis are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                       1995         1996         1997
                                                     ---------   ----------   ----------
Net income (loss):
  As reported......................................  $(827,000)  $2,059,000   $5,754,000
  Pro-forma........................................  $(884,000)  $1,986,000   $5,567,000
Basic earnings (loss) per share from continuing
operations:
  As reported......................................  $   (0.39)  $     0.55   $     1.05
  Pro-forma........................................  $   (0.40)  $     0.53   $     1.02
Diluted earnings (loss) per share from continuing
operations:
  As reported......................................  $   (0.39)  $     0.46   $     0.92
  Pro-forma........................................  $   (0.40)  $     0.44   $     0.89

     At the May 13, 1997 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the Company's 1997 Stock Compensation Program ("Program"). The Program authorizes the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company ("Employee Plans"). The Program also authorizes automatic option grants to directors who are not otherwise employed by the Company ("Independent Director Plan"). In connection with the Program, 600,000 shares of Common Stock are reserved for issuance, of which up to 500,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. In the event that an option or award granted under the Program expires, is terminated or forfeited or certain performance objectives with respect thereto are not met prior to exercise or vesting, then the number of shares of Common Stock covered thereby will again become eligible for grant under the Program. The Company will receive no consideration for grants of options or awards under the Program.

     A summary of the status of the Company's outstanding options is presented below:

                                                        YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------
                                            1995                  1996                  1997
                                     -------------------   -------------------   ------------------
                                                WEIGHTED              WEIGHTED             WEIGHTED
                                      NUMBER    AVERAGE     NUMBER    AVERAGE    NUMBER    AVERAGE
                                        OF      EXERCISE      OF      EXERCISE     OF      EXERCISE
                                      SHARES     PRICE      SHARES     PRICE     SHARES     PRICE
                                     --------   --------   --------   --------   -------   --------
Outstanding--
beginning of year..................    58,750    $12.38     240,125    $ 4.54    461,000    $ 2.19
  Granted..........................   181,375      2.00     253,000      1.00    280,900     10.70
  Exercised........................         0                (1,250)     2.00    (19,937)     1.32
  Forfeited........................         0               (30,875)    10.66    (30,938)    10.32
                                     --------              --------              -------
Outstanding--end of year...........   240,125      4.54     461,000      2.19    691,025      5.31
                                     ========              ========              =======
Options exercisable--end of year...   126,800    $ 6.38     164,200    $ 3.49    227,663    $ 1.94
Fair value of options granted
  during the year..................  $   0.70              $   0.40              $ 6.72
                                     ========              ========              =======

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     On February 28, 1997 and December 22, 1997, options to acquire 135,500 shares and 128,400 shares of the Company's common stock at $9.375 per share and $11.78 per share, respectively, which was the market value at dates of grant, were issued to officers and key employees of the Company, pursuant to the Employee Plan. These options expire ten years from the dates of grant and are exercisable as to 25% of the optioned shares after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year. On May 13, 1997, options to acquire 12,000 shares of the Company's common stock at $13.875 per share, which was the market value at date of grant, were issued to the Company's independent directors pursuant to the Independent Director Plan. These options expire on May 13, 2002 and are exercisable as to 100% after the first year. In accordance with SFAS 123, the Company recorded compensation expense in 1997 of $60,000 in connection with the issuance of these options. The options issued in 1996 expire on April 25, 2001 and are exercisable as to 25% of the optioned shares immediately, 50% after the first year, 75% after the second year and 100% after the third year. The options issued in 1995 expire on March 10, 2000 and are exercisable as to 40% of the optioned shares after the first year, 60% after the second year, 80% after the third year and 100% after the fourth year.

     The following table summarizes information about stock options outstanding at December 31, 1997.

                                      OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                       -------------------------------------------------   -------------------------------
                           NUMBER                                              NUMBER
                       OUTSTANDING AT   WEIGHTED-AVERAGE                   EXERCISABLE AT
      EXERCISE          DECEMBER 31,       REMAINING         EXERCISE       DECEMBER 31,       EXERCISE
        PRICE               1997        CONTRACTUAL LIFE      PRICE             1997            PRICE
      --------         --------------   ----------------  --------------   --------------   --------------
       $ 1.00             237,125          3.3 years          $ 1.00          118,563           $ 1.00
         2.00             167,250          2.2 years           2.00           100,350            2.00
         9.38             132,500          9.3 years           9.38                 0            9.38
   11.25 to 11.78         133,400          9.9 years      11.25 to 11.78            0       11.25 to 11.78
        13.88              12,000          9.5 years          13.88                 0           13.88
        14.00               8,750          0.2 years          14.00             8,750           14.00
                          -------                                             -------
    1.00 to 14.00         691,025          5.5 years          $ 5.31          227,663           $ 1.94
                          =======                                             =======

  (ii) Private Placement Warrants

     In connection with the Company's private placement (see above) warrants to purchase 420,000 shares of the Company's common stock at $1.96 per share were sold to a group of private investors and senior management. During 1997, 32,500 of these warrants were exercised. The warrants expire between May 9, 1998 and June 29, 2000.

  (iii) Public Warrants

     The public warrants (see above) are exercisable for three years and entitle the registered holder to purchase one-quarter of a share of Common Stock at an exercise price of $9.847 per share. The Warrant exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment under certain circumstances. The Company may redeem outstanding Warrants on not less than 30 days notice at a price of $0.25 per Warrant (subject to adjustment under certain circumstances) if the closing bid price of the Common Stock averages in excess of 200% of the exercise price for a period of 30 days' ending within 15 days of the redemption notice date. During 1997, 66,200 of these warrants were exercised.

     In connection with the November 1996 public offering, the underwriter received a warrant ("Underwriter's Warrant") to purchase from the Company 125,000 shares of Common Stock at an

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES exercise price of $10.276 per share ("Exercise Price") and 125,000 Warrants ("Underlying Warrant") at an exercise price of $0.06 per Warrant. Each Underlying Warrant entitles the holder to purchase one-quarter of a share of Common Stock at an exercise price of $9.847 per share. The Underwriter's Warrants are exercisable with respect to the Common Stock for a period of four years commencing from November 12, 1997 and with respect to the Underlying Warrants for a period of two years commencing from November 12, 1997. These warrants contain certain registration rights. None of these warrants was exercised in 1997.

  (iv) Directors' warrants

     On December 31, 1991, the Board of Directors adopted the 1991 Directors Warrant Plan ("Plan"). Pursuant to the Plan, each non-employee director was sold a five-year warrant to purchase 3,750 shares of Common Stock at an exercise price equal to the current market price for such shares at the time of issuance of the warrant. During 1997, 3,750 warrants were exercised. During 1996, 3,750 warrants expired. During 1995, no warrants were issued under the Plan. The Board of Directors terminated the Plan effective May 1997.

  Increase in Authorized Shares

     At the May 13, 1997 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 7,000,000 to 20,000,000.

6.  INCOME TAXES

     The provision (benefit) for income taxes related to continuing operations are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                    --------------------------------
                                                    1995      1996          1997
                                                    ----      ----          ----
Current tax expense (benefit):
  Federal.........................................  $  0    $ 143,000    $   983,000
  State...........................................    --       27,000        285,000
  Recognition of net operating losses -- U.S......    --     (170,000)    (1,268,000)

  Foreign (primarily Canada)......................    --      297,000        952,000
  Recognition of net operating losses -- Canada...    --     (182,000)      (548,000)
                                                    ----    ---------    -----------
     Total Current................................     0      115,000        404,000
                                                    ----    ---------    -----------
Deferred tax expense (benefit):
  Federal.........................................     0     (130,000)      (728,000)
  State...........................................    --      (22,000)      (128,000)
  Foreign (primarily Canada)......................    --     (354,000)        81,000
                                                    ----    ---------    -----------
     Total deferred...............................     0     (506,000)      (775,000)
                                                    ----    ---------    -----------
Total income tax benefit..........................  $  0    $(391,000)   $  (371,000)
                                                    ====    =========    ===========

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     Deferred tax assets are comprised of the following temporary differences and carryforwards at December 31:

                                               1996           1997
                                            -----------    -----------
Nondeductible allowances against trade
  receivables.............................  $    24,000    $    20,000
Nondeductible reserves and accruals.......      178,000        104,000
Machinery and equipment...................      787,000        497,000
Tax benefit of Canadian operating loss and
  investment credit carry forwards........      217,000             --
Tax benefit of U.S. operating loss carry
  forwards................................    5,672,000      4,404,000
Other.....................................       35,000         53,000
                                            -----------    -----------
  Gross deferred tax assets...............    6,913,000      5,078,000
Deferred tax assets valuation allowance...   (6,182,000)    (3,572,000)
                                            -----------    -----------
          Net deferred tax assets.........  $   731,000    $ 1,506,000
                                            ===========    ===========

     As a result of the Company's historical trend of losses, a valuation allowance has been provided for a substantial portion of the U.S. and Canadian deferred tax assets. At December 31, 1997, the net deferred tax asset of $1,506,000, included approximately $405,000 and $1,101,000 related to the Company's Canadian and U.S. operations, respectively. At December 31, 1996, the net deferred tax asset of $731,000, included approximately $525,000 and $206,000 related to the Company's Canadian and U.S. operations, respectively. Based on historical results and estimated 1998 earnings, which include earnings from certain contracts, as well as available tax planning strategies, management considers realization of the unreserved deferred tax asset more likely than not. Additional reductions to the valuation allowance will be recorded when, in the opinion of management, the Company's ability to generate taxable income is considered more likely than not.

     The Company's income tax provision (benefit) differed from the amount of income tax determined by applying the applicable statutory U.S. federal income tax rate to pretax income from continuing operations as a result of the following (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                           -------------------------
                                                           1995     1996      1997
                                                           -----    -----    -------
Income taxes (benefit) computed at the U.S. statutory
  rate...................................................  $(400)   $ 567    $ 1,830
Income not subject to U.S. tax, net......................   (126)    (225)      (239)
U.S. losses and expenses for which no tax benefit has
  been recognized........................................    518       25          7
Utilization of U.S. net operating losses.................     --     (143)      (777)
Decrease in beginning of the year deferred tax asset
  valuation allowance....................................     --     (590)    (1,217)
Other....................................................      8      (25)        25
                                                           -----    -----    -------
Provision (benefit) for income taxes.....................  $   0    $(391)   $  (371)
                                                           =====    =====    =======

     At December 31, 1997, the Company has net operating loss carry forwards in the U.S. of approximately $11,000,000 and $7,084,000 for federal and state income tax purposes, respectively, which expire in varying amounts through 2011.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

7.  COMMITMENTS

     The Company rents facilities, automobiles and equipment under various operating leases. Rental expenses under such leases amounted to $280,000, $325,000 and $324,000 for 1995, 1996 and 1997, respectively.

     At December 31, 1997, the aggregate minimum commitments pursuant to operating leases, including a lease renewal are as follows:

     YEAR ENDING DECEMBER 31,
       1998...............................................  $277,000
       1999...............................................   165,000
       2000...............................................   114,000
       2001...............................................   123,000
       2002 and thereafter................................   421,000

8.  EMPLOYEE BENEFIT PLANS

     The Company's Canadian subsidiary's defined benefit pension plan, which covered its Canadian employees, was terminated at December 31, 1993. At the same time, it established a money purchase plan that is structured after the 401(k) salary deferral plan available to all U.S. employees and as such, does not establish any corporate obligation other than a discretionary matching formula to employee contributions. As a result of the termination, the Company recognized a gain of $206,000 in 1993, representing the excess of the Plan's projected benefit obligation over the accumulated benefit obligation and recognized an additional gain in 1995 of $172,000, representing the excess of the Plan's assets over the cost of providing the annuities to the participants for the value of their termination benefits. This excess was placed into a money purchase contract and used by the Company to provide for its matching contributions under the new arrangement. This amount is being carried as a deferred pension expense asset on the consolidated balance sheet.

     The Company maintains a 401(k) salary deferral plan instituted for all U.S. employees with more than one year of service. As a money purchase plan, it does not establish any Company liability other than a matching formula to employee contributions.

     The aggregate cost of both plans for 1995, 1996, and 1997 was $82,000, $87,000 and $103,000, respectively.

     Effective January 1, 1998, the Company adopted the Barringer Technologies Inc. Supplemental Executive Retirement Plan (the "SERP Plan"). The SERP Plan provides eligible participants with certain retirement benefits supplemental to the Company's 401(k) Plan. Pursuant to the SERP Plan, the Company will make annual contributions to the account of each participant equal to a variable percentage of the participant's base salary and annual cash bonus depending on the Company's achievement of certain performance targets. The actual percentage contribution will be determined by the Executive Compensation Committee, subject to certain parameters. A participant will become vested under the SERP Plan after five years of participation therein. Since the SERP Plan was effective as of January 1, 1998, no contributions were made for 1997.

9.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     The Company made cash payments for interest of $189,000, $246,000 and $17,000, for the years ended December 31, 1995, 1996 and 1997, respectively. Additionally, income taxes of $0, $3,500 and $209,000, were paid for the years ended December 31, 1995, 1996 and 1997, respectively.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     In the years ended December 31, 1995 and 1996, the Company issued Preferred Stock dividends in the amount $82,000 and $24,000 in the form of 65,417, and 7,949 shares of common stock, respectively. None were issued in 1997.

     In December 1996, the entire $1,000,000 of the Company's 6% Convertible Subordinated Debentures were converted into 363,628 shares of the Company's common stock as a result of the public offering (see note 5).

10.  INFORMATION CONCERNING THE COMPANY'S PRINCIPAL ACTIVITIES

     A summary of the Company's continuing operations by geographic area for each of the three years in the period ended December 31, 1997 is as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                             1995         1996         1997
                                                            -------      -------      -------
Revenues:
  United States...........................................  $ 1,867      $ 4,122      $15,378
  Canada..................................................    5,110        7,887       14,693
  Europe..................................................    1,599        2,577        3,544
  Eliminations............................................   (2,202)      (3,663)     (10,926)
                                                            -------      -------      -------
          Totals..........................................  $ 6,374      $10,923      $22,689
                                                            =======      =======      =======
Income (loss) from continuing operations:
  United States...........................................  $(1,548)     $ 1,152      $ 4,075
  Canada..................................................      270          869        1,447
  Europe..................................................      100           38          232
                                                            -------      -------      -------
                                                            $(1,178)     $ 2,059      $ 5,754
                                                            =======      =======      =======
Identifiable assets:
  United States...........................................  $ 4,253      $16,650      $20,913
  Canada..................................................    6,248        7,750        8,312
  Europe..................................................      696        1,256        1,382
  Eliminations............................................   (6,462)      (8,333)      (4,999)
                                                            -------      -------      -------
          Totals..........................................  $ 4,735      $17,323      $25,608
                                                            =======      =======      =======

     For the year ended December 31, 1997, export sales, including sales from Canada to other countries, comprised 38.8% of total revenues and were made primarily to Western Europe, Asia and Central and South America.

     A summary of the Company's continuing operations by principal activity for the year ended December 31, 1995 is as shown below. Starting in 1996 no segment, other than the Instruments segment, was material to the Company's consolidated operations and accordingly, segment reporting is no longer required.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                             TOTAL     ELIMINATION    RES. & DEV.    INSTRUMENTS    CORP. & OTHER
                            -------    -----------    -----------    -----------    -------------
1995:
Revenues..................  $ 6,374                     $1,052         $5,250          $   72
                            =======                     ======         ======          ======
Operating income (loss)...  $  (886)                    $ (311)        $  268          $ (843)
                                                        ======         ======          ======
Interest expense and
  other...................     (292)
                            -------
Loss before income
  taxes...................  $(1,178)
                            =======
Depreciation and
  amortization............  $   362                     $   45         $  314          $    3
                            =======                     ======         ======          ======
Capital expenditures......  $   359                     $   10         $  349              --
                            =======                     ======         ======          ======
Identifiable assets.......  $ 4,735      $(6,462)       $  275         $7,589          $3,333
                            =======      =======        ======         ======          ======

11.  SALES TO MAJOR CUSTOMERS

     During 1997, two customers accounted for approximately 27.8% (14.8% and 13%) of consolidated revenues of the Company. During 1996, one customer accounted for approximately 11% of consolidated revenues of the Company. During 1995, no customer accounted for more than 10% of the consolidated revenues of the Company.

12.  FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter of 1997, the Company had no material adjustments. During the fourth quarter of 1996, the Company recorded a deferred tax benefit related to a decrease in the deferred tax asset valuation allowance of $266,000. During the fourth quarter of 1995, the Company recorded adjustments for estimated losses on inventories and receivables of approximately $450,000 and $200,000, respectively.

13.  SALE OF SUBSIDIARY

     During the first quarter of 1995, the Company started to actively seek a purchaser for its then 47% interest in Barringer Laboratories, Inc ("Labco").

     Pursuant to the terms of a Stock Purchase Agreement, dated December 8, 1995 ("Agreement"), by and between the Company and Labco, on December 13, 1995 the Company sold to Labco 647,238 shares of Labco's common stock for an aggregate purchase price of $809,000, resulting in a gain of $93,000. After giving effect to the sale of the Labco shares, the Company continued to own 432,475 shares of Labco stock representing a 26% ownership interest.

     During 1996, the Company sold all of its remaining shares and warrants in Labco and recognized a gain on such sales of $123,000. In addition to the gain on the sale of its Labco investment, the Company recorded $117,000 of income representing its proportionate share of Labco's net income for 1996.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

14.  EARNINGS (LOSS) PER SHARE

     Basic and Diluted earnings (loss) per share for the years ended December 31, 1997, 1996 and 1995 have been computed as follows:

                                                                   FOR THE YEAR ENDED
                                                                    DECEMBER 31, 1997
                                                        -----------------------------------------
                                                          INCOME          SHARES        PER SHARE
                                                        (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                        -----------    -------------    ---------
Net income............................................  $5,754,000
Less: Preferred dividends.............................     (12,000)
                                                        ----------
Basic Earnings Per Share
  Income attributable to common stockholders..........   5,742,000       5,456,000        $1.05
                                                                                          =====
Effect of dilutive securities
  Warrants and options................................                     777,000
  Convertible preferred dividends.....................      12,000          24,000
                                                        ----------      ----------
Diluted Earnings Per Share
  Income attributable to common stockholders and
     assumed conversions..............................  $5,754,000       6,257,000        $0.92
                                                        ==========      ==========        =====

     Options to purchase 24,268 shares of common stock, exercisable at between $11.78 and $14.00 per share, were outstanding at December 31, 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common stock underlying the options.

                                                                   FOR THE YEAR ENDED
                                                                    DECEMBER 31, 1996
                                                        -----------------------------------------
                                                          INCOME          SHARES        PER SHARE
                                                        (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                        -----------    -------------    ---------
Net income............................................  $2,059,000
Less: Preferred dividends.............................     (39,000)
                                                        ----------
Basic Earnings Per Share
  Income available to common stockholders.............   2,020,000       3,695,000        $0.55
                                                                                          =====
Effect of dilutive securities
  Warrants and options................................      27,000         228,000
  Convertible preferred dividends and debentures......      39,000         517,000
                                                        ----------      ----------
Diluted Earnings Per Share
  Income available to common stockholders and assumed
     conversions......................................  $2,086,000       4,440,000        $0.46
                                                        ==========      ==========        =====

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                                                                  FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1995
                                                       -----------------------------------------
                                                          LOSS           SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net loss from continuing operations..................  $(1,178,000)
Add: Preferred dividends.............................      (82,000)
                                                       -----------
Basic Loss Per Share
  Loss attributable to common stockholders...........   (1,260,000)     3,283,000       $(0.39)
                                                                                        ======
Effect of dilutive securities
  Warrants and options...............................
  Convertible preferred dividends....................          N/A            N/A
                                                       -----------     ----------
Diluted Loss Per Share
  Loss attributable to common stockholders...........  $(1,260,000)     3,283,000       $(0.39)
                                                       ===========     ==========       ======

15.  PROPOSED ACQUISITION

     In March 1998, the Company entered into a merger agreement and certain related agreements with DigiVision, Inc. ("DigiVision"), a San Diego-based developer of video enhancement products, and certain of its shareholders pursuant to which the Company intends to acquire all of the outstanding capital stock of DigiVision for an aggregate cash purchase price of approximately $750,000. Upon consummation of the acquisition, the Company may record a one-time charge to write-off certain technology and in-process research and development to be acquired from DigiVision. Although management of the Company cannot currently estimate the amount of the charge, it is expected such charge could represent a substantial portion of the purchase price, including costs related to the acquisition. The final allocation of the purchase price will be subject to the completion of due diligence procedures, including appraisals and valuation analyses, as necessary.

     The Company's proposed acquisition of DigiVision is subject to a number of significant conditions precedent. The Company expects to consummate the acquisition in the first half of 1998. However, no assurance can be given that the acquisition will occur or as to the timing thereof.

16.  SUBSEQUENT EVENT

     On March 13, 1998, the Company established a $5.0 million unsecured revolving credit facility with Fleet Bank, N.A. (the "Bank") to be used for general working capital purposes, including the issuance of standby letters of credit (the "Facility"). Drawings under the Facility may not be used to fund acquisitions unless approved in advance by the Bank. Amounts drawn under the Facility bear interest at a variable rate per annum selected by the Company and equal to either the Bank's prime rate less 0.75% or LIBOR (determined on the basis of a 30-, 60- or 90-day interest period, as applicable) plus 2.0%. The Facility expires on June 30, 1999, subject to renewal. The Facility is guaranteed by the Company's primary U.S. subsidiary, Barringer Instruments Inc. ("BII"). Pursuant to the Facility, the Company and BII are required to comply with certain customary covenants, including certain financial tests. In addition, BII and the Company's Canadian subsidiary (BRL) have agreed not to pledge their assets to any other creditor without the Bank's prior written consent.

                                 Graphic Description
                                  Inside Back Cover


        Photo 1 shows a schematic of the IONSCAN(R) heating and testing chambers under the heading "IONSCAN(R) Technology at Work" surrounded by five additional pictures. Picture 1 is headed "1 Particle Collected" and shows a security agent collecting a sample from a briefcase. Picture 2 is headed "2 Sample Inserted" and shows a sample being inserted into the IONSCAN(R).
Picture 3 is headed "3 IONSCAN(R) Analyzes" and shows the IONSCAN(R) processing a sample. Picture 4 is headed "4 Pass" and shows the IONSCAN(R)'s alarm indicating "pass." Picture 5 is headed "5 Passenger Proceeds" and shows a female passenger about to pick up her bag from the security station.

        Photo 2 is a schematic drawing of a proposed automated luggage system under the heading "New Product Development." The caption to the schematic reads as follows:

        "The FAA has recently awarded Barringer a contract to develop an automated luggage trace explosives detection system. If successfully developed, this product would provide high throughput testing of checked luggage with minimal operator intervention."

        Photo 3 shows a prototype of the Company's document scanner system. The caption to the photograph reads as follows:

        "Barringer has developed a Document Scanner under contract with the FAA which could potentially provide passenger screening capabilities in airports throughout the world."

                          [Barringer Name and Logo]

                             [BARRINGER TECH LOGO]